As filed with the
Securities and Exchange                                         Registration No.
Commission on
February 10,1995                                                    33-89406


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington. D.C. 20549
                                    FORM S-3


                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933


                FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY
        (Exact name of Registrant as specified in Declaration of Trust)


        New Jersey                                      I.D. 22-1697095
- -------------------------------             ------------------------------------
(State or other Jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                         505 Main Street, P.O. Box 667
                          Hackensack, New Jersey 07602
                         Telephone Number 201-488-6400
          (Address, including zip code and telephone number, including area code, or registrant's executive offices)

        Robert S. Hekemian,                              Copy to
       Chairman of the Board                       Leonard A. Peduto, Jr.
    First Real Estate Investment                 CHAPMAN, HENKOFF, KESSLER,
       Trust of New Jersey                             PEDUTO & SAFFER
   505 Main Street, P.O. Box 667              425 Eagle Rock Avenue - P.O. Box F
   Hackensack, New Jersey 07602                  Roseland, New Jersey 07068
  Telephone Number 201-488-6400                Telephone Number 201-403-8800
- ---------------------------------------      -----------------------------------
(Name, address, including zip code, and      (Name and address, including zip
telephone number, including area code,        code, of counsel for the Trust)
        of agent for service)

        Approximate date of commencement of proposed sale to the public:
                 As soon as practicable after this Registration
             Statement becomes effective and after the record date
        for the first payment of dividends following the effective date


If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [X]

If any of the securities being registered under this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------------------------------
Title of each Class            Amount                      Proposed                    Proposed
of Securities to Be            To Be                      Maximum (1)                   Maximum                 Amount of
Registered                   Registered                 Offering Price                 Aggregate            Registration Fee
                            Offering Price
- ----------------------------------------------------------------------------------------------------------------------------
Shares of beneficial
interest, no par
value                          750,000                      $23.00                    $17,250,000               $5,947.80

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for purposes of calculating the registration fee, based upon the average of the bid and asked prices for the Shares during the period from January 1, 1995 to March 1, 1995.

                  PRELIMINARY PROSPECTUS DATED MARCH 29, 1995

PROSPECTUS
                FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY
                 Dividend Reinvestment and Share Purchase Plan
                             Shares of No Par Value

     The Dividend Reinvestment and Share Purchase Plan (the "Plan") described herein, of the First Real Estate Investment Trust of New Jersey (the "Trust"), a real estate investment trust operating under the Internal Revenue Code of 1986, as amended (the "Code"), provides to all holders of record of the Trust's Shares of beneficial interest, no par value (the "Shares"), the opportunity to purchase additional shares, through automatic reinvestment of dividends or additional voluntary cash investments, without paying any service fees, brokerage commissions or other charges. Any owner of record of at least one hundred (100) Shares is eligible to participate in the Plan. Investment options offered under the Plan are:
     Full Dividend Reinvestment -- Reinvest cash dividends on all Shares held. Partial Dividend Reinvestment -- Reinvest cash dividends on a specific, designated number of Shares registered in the holder's name and all Shares purchased under the Plan, and continue to receive cash dividends on the balance of the holder's Shares.
     Voluntary Cash Investment -- Participants may also make voluntary cash payments up to an aggregate of $5,000 during the three-month period immediately preceding any quarterly dividend payment ("dividend payment cycle").
     The Plan will be administered by Registrar and Transfer Company (the "Agent" and the "Plan Administrator") which will act as Agent for Participants. Participants in the Plan shall have dividends on all or a designated portion of their Shares automatically reinvested. Participants may also make voluntary cash investments of not less than $250 per payment and not more than $5,000 per quarter. Voluntary cash payments must be received by the Agent no earlier than thirty (30) calendar days prior to the applicable dividend payment date and no later than the second business day prior to the applicable dividend payment date and, if so received, will be invested in Shares on such dividend payment date. Voluntary cash payments received prior to the thirtieth calendar day or after the second business day preceding the applicable dividend payment date will be returned.
     The price of the Trust's Shares purchased with reinvested dividends will be 98% of the fair market value of the Trust's Shares, determined as of the applicable dividend payment date. The fair market value of the Shares will be the average of the bid and asked prices per Share in transactions occurring during the fifteen (15) trading days preceding the relevant dividend payment date, as reported by the brokerage firm or firms then making a market in the Trust's Shares. At present, only one firm makes a market in the Trust's Shares and the Shares are traded on a sporadic basis.
     In the event that there are no trades, or an insufficient number of trades upon which to form a basis to determine fair market value, within fifteen (15) trading days prior to the relevant dividend payment date, the fair market value of the Shares shall be determined by reference to other factors deemed by the Plan Administrator and the Trust to be appropriate. Such other factors may include, but are not limited to: (a) bid and asked quotes reported by the market maker or market makers on dates that are recent but are prior to the fifteen
(15) trading day period immediately preceding the dividend payment dates; (b) prices at which the Shares are known to have been traded in recent transactions;
(c) a multiple of the Trust's book value per share, which multiple is deemed consistent with the multiple of the trading prices of real estate investment trusts and/or companies deemed similar to the Trust but whose stock is more readily traded and quoted in the public markets; and (d) a price to earnings ratio, based upon the net income of the Trust, which is deemed consistent with the price to earnings ratios reflected by the trading prices of real estate investment trusts and/or companies deemed similar to the Trust, but whose stock is more readily traded and quoted in the public markets. The price of Shares purchased with voluntary cash investments will be 100% of the fair market value, determined as described above.
     The Trust reserves the right to amend or modify the pricing of Shares purchased through the Plan (including the elimination of the discount for Shares purchased with reinvested dividends), or any other provisions of the Plan at any time.
     If you hold at least 100 Shares and are not a member of the Plan, you may join the Plan by delivering a signed Enrollment Form to the Agent. An Enrollment Form can be obtained from the Agent upon request. Upon receipt of the Enrollment Form by the Agent, your enrollment will be processed and the Agent will send you a confirmation. Participation in the Plan is strictly voluntary. At any time, you may terminate your account and withdraw your Shares, subject to the terms outlined in this Prospectus. Shareholders who do not wish to participate in the Plan will continue to receive cash dividends by check, as declared and paid.
     This Prospectus pertains to up to 750,000 authorized and unissued Shares registered for purchase under the Plan. We suggest that you read the Prospectus carefully and retain it for future reference.
     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     THE ATTORNEYS GENERAL OF THE STATES OF NEW JERSEY AND NEW YORK HAVE NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                 The date of this Prospectus is March __, 1995.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to qualification under the securities laws of any such state.



                             AVAILABLE INFORMATION

     The Trust is voluntarily complying with the annual and quarterly information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and intends to so comply in the future. In accordance therewith, the Trust files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N. W., Washington, D.C. 20549. Copies can also be inspected at the Trust's Offices at 505 Main Street, Hackensack, New Jersey 07602.

     The Trust has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Trust and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N. W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Trust with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

     (a) Annual Report on Form 10-K/A for the fiscal year ended October 31, 1994, filed with the Commission on January 26, 1995.

     (b) Quarterly Report on Form 10-Q for the quarter ended January 31, 1995, filed with the Commission on March 8, 1995.

     (c) Current Report on Form 8-K, dated June 8, 1994, filed with the Commission on June 14, 1994.

     (d) Current Report on Form 8-K dated February 17, 1995, filed with the Commission on February 17, 1995

     (e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended October 31, 1994.

     All documents filed by the Trust pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of any or all of the documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in any such documents) will be provided without charge to any person to whom a copy of this Prospectus is delivered, including beneficial owners of the Trust's Shares, upon written or oral request. Requests for such copies should be addressed to the Executive Secretary of the Trust, William R. DeLorenzo, Jr., at 505 Main Street, P.O. Box 667, Hackensack, New Jersey 07602 (Telephone Number (201) 488-6400).

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY
  The Trust
  Investment Policies
  Recent Events

DESCRIPTION OF THE PLAN
  Introduction
  Purposes, Advantages and Disadvantages
  Costs
  Administration
  Voluntary Cash Payments
  Purchases of Shares
  Custodial Service
  Sale of Plan Shares
  Issuance of Stock Certificates
  Termination of Plan Participation
  Federal Income Tax Consequences
  Plan Administration
  Additional Information

USE OF PROCEEDS

PLAN OF DISTRIBUTION

THE TRUST

SELECTED FINANCIAL INFORMATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
  Overview
  Results of Operations
  Liquidity and Capital Resources
  Capital Strategy
  Economic Conditions

RECENT DEVELOPMENTS
  Bank Credit Facility
  Acquisition of Interest in Westwood Hills, L.L.C.;
  Acquisition of Westwood Hills Apartments

RISK FACTORS
  Risk of Equity Real Estate Investments
  Possible Liability Relating to Environmental Matters
  Failure to Qualify  as a REIT;  Reduction  in  Distributions  from  Failure to
    Qualify as a REIT; REIT Taxes
  Distributions  to  Shareholders;  Potential  Requirement  To Borrow;  Possible
    Return of Capital
  Restrictions on Transfer and Limitation on Ownership of Shares Necessary To
    Maintain REIT Status
  Restrictions on and Risks of Expansion and Development Activities
  Possibility  that Changes in Investment  and Financing  Policies May Adversely
    Affect Financial Condition or Results of Operations
  NoEstablished  Public Trading Market for the Trust's  Shares;  Risk of Changes
    in Stock Price
  Possible  Adverse  Effects on Share Prices  Arising from Shares  Available for
    Future Sale
  Uninsured Loss
  Costs of Compliance with Americans with Disabilities Act
  Heating Costs; Increase in Fuel Prices and Availability of Supplies

USE OF PROCEEDS

TRADING AND MARKET PRICES OF THE SHARES;
  DISTRIBUTIONS AND DISTRIBUTION POLICY
  Trading and Market Prices
  Distributions and Distribution Policy
  Impact of the Plan on Future Distributions

CAPITALIZATION

DESCRIPTION OF SHARES AND VOTING RIGHTS
  General
  Shareholders' Liability to Third Parties and Indemnification by Trust Repurchase and Transferability of Shares

BUSINESS
  General
  Description of Certain Properties
  Apartment Projects
  Retail/Commercial Property:  Glen Rock, New Jersey
  Shopping Center/Retail Properties
  Shopping Center Leases
  Vacant Land
  Portfolio Distribution by Location
  Property Management
  Competition
  Management and Employees
  Legal Proceedings
  General Real Estate Conditions
  Environmental Matters
  Insurance

SCHEDULE OF REAL ESTATE INVESTMENTS

STATEMENT OF INVESTMENT AND OTHER POLICIES
  Investment Policies
  Operating Policies and Practices
  Policies on Distribution and Tax Provisions

MANAGEMENT

PRINCIPAL SHAREHOLDERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FEDERAL INCOME TAX CONSIDERATIONS
  Taxation of the Trust
  Taxation of Shareholders
  Other Tax Consequences

LIMITATION OF LIABILITY AND INDEMNIFICATION

LITIGATION

LEGAL MATTERS

EXPERTS

                               PROSPECTUS SUMMARY

     The  following  summary is qualified  in its entirety by the more  detailed information and financial statements incorporated by reference in this Prospectus. Unless otherwise specified herein, any reference to acquisitions or purchases of properties includes the purchase of a beneficial ownership interest in such properties.

                                   THE TRUST

     The First Real Estate Investment Trust of New Jersey (the "Trust") is a real estate investment trust (a "REIT"). The Trust is organized as an unincorporated business trust under the laws of the State of New Jersey pursuant to a Trust Agreement dated November 1, 1961, as amended and restated as of November 7, 1983 and as amended on May 31, 1994. The Trust has its principal executive office at 505 Main Street, Hackensack, New Jersey (07602) (telephone number (201) 488-6400). The Trust commenced operations in 1961.

     The Trust is an equity-oriented REIT. The Trust has investments in apartment complexes, apartment buildings, retail/commercial properties and vacant land. All of the Trust's investments are in properties located in New Jersey, with the exception of a shopping center property located in Frederick, Maryland. The Trust's business objective is to continue to increase its funds from both residential and retail/commercial operations, and the value of such properties, through the acquisition and/or development of additional properties, the collection of contractual rent increases and/or percentage rents paid by retail/commercial tenants, the collection of allowable rent increases on residential units, the reletting of existing residential and retail/commercial space at higher rents and the expansion or renovation of existing retail/commercial properties. The Trust has elected to be taxed as a REIT for federal income tax purposes since 1961. The Trust expects to continue to elect such status.

     The Trust's current investment in real estate assets (including an apartment complex owned by a limited liability company in which the Trust has a 40% interest) is $63.176 million (net of accumulated depreciation) at October 31, 1994. The following table (derived from information in the financial statements incorporated by reference in this Prospectus) summarizes the Trust's current investment in its properties at October 31, 1994 and the income from rental operations for the various properties for the fiscal year ended October 31, 1994:

                                 Current                                  Income From              Income From
                              Investment(1)         Percentage        Rental Operations         Rental Operations
Property Description              (000)            of Portfolio        (F/Y/E 10/31/94)         (F/Y/E 10/31/94)
- -----------------------------------------------------------------------------------------------------------------
Apartment Buildings             $20,450               32.36%              $2,240,796                 76.55%
- -----------------------------------------------------------------------------------------------------------------
     Camden                         460                0.73%              $   44,415                  1.52%
     Hasbrouck Heights              116                0.18%                  69,711                  2.38%
     Lakewood                       142                0.22%                  84,299                  2.88%
     Maywood                      1,025                1.62%                 317,295                 10.84%
     Palisades Park                  74                0.12%                  36,042                  1.23%
     River Edge                   1,439                2.28%                 451,972                 15.44%
     Spring Lake Heights            658                1.04%                 221,978                  7.58%
     Wayne                        1,241                1.96%                 887,476                 30.32%
     Westwood Hills              15,295(2)            24.21%                 127,608(3)               4.36%
- -----------------------------------------------------------------------------------------------------------------
Commercial Building                  27                0.04%              $   39,818                  1.36%
- -----------------------------------------------------------------------------------------------------------------
     Glen Rock                       27                0.04%              $   39,818                  1.36%
- -----------------------------------------------------------------------------------------------------------------
Shopping Centers                 40,240               63.70%              $  646,781                 22.09%
- -----------------------------------------------------------------------------------------------------------------
     Franklin Lakes               1,080(4)             1.71%              $  166,380                  5.68%
     Westridge                   26,937               42.64%                  85,112                  2.91%
     Westwood                    12,223               19.35%                 395,289                 13.50%
- -----------------------------------------------------------------------------------------------------------------
Unimproved Land                   2,459                3.90%                      --                   --
- -----------------------------------------------------------------------------------------------------------------
     Franklin Lakes                 232                0.37%                      --                   --
     Rockaway                     2,058                3.26%                      --                   --
     South Brunswick                169                0.27%                      --                   --
- -----------------------------------------------------------------------------------------------------------------
TOTALS                          $63,176              100.00%              $2,927,395                100.00%
=================================================================================================================

(1) Current investment reflects the acquisition costs of the land and building, together with capital improvements, and is net of accumulated depreciation charged through October 31, 1994. Current investment does not include the value of equipment, which totalled $214,000 (net of accumulated depreciation), at October 31, 1994 or a deduction for mortgages payable, which amounted to $34.019 million at October 31, 1994 and for secured indebtedness of $5,428,000 due on a line of credit.

(2) The current investment for Westwood Hills includes the cost of all of the real estate assets (net of accumulated depreciation) held by Westwood Hills, L.L.C., a limited liability company in which the Trust has a forty percent (40%) interest.

(3) The income from rental operations for Westwood Hills is limited to the period from the date of acquisition (June 2, 1994) until the end of the Trust's fiscal year (October 31, 1994) and includes the income attributable to the interests of all members of the limited liability company.


(4) Includes $737,000 in capitalized costs, classified under construction in progress, for a redevelopment project for the Franklin Lakes Shopping Center.


     At October 31, 1994, the Trust had total mortgage indebtedness, secured by liens on specific properties, of $34.019 million, representing an increase of $9.056 million from October 31, 1993. The increase in mortgage indebtedness is due solely to a new obligation undertaken by Westwood Hills, L.L.C., to finance a portion of the purchase price of the Westwood Hills Apartments (See, "Recent Developments"). In addition, at October 31, 1994, the Trust owed $5.428 million to United Jersey Bank on a $20 million revolving line of credit obtained in February of 1994. Outstanding borrowings under the line of credit are secured by mortgage liens on all of the Trust's properties, with the exception of the Westwood and Westridge shopping centers, the Westwood Hills Apartments and the Trust's vacant lands (See - "Recent Developments").

     The following table provides operating data, balance sheet data and per share data for the Trust's four most recent fiscal years.

                                                            As of or for the Year Ended October 31,
- --------------------------------------------------------------------------------------------------------------
                                               1994                1993               1992               1991
- --------------------------------------------------------------------------------------------------------------
                                                      (In Thousands of Dollars, Except Per Share Amounts)
Operating data:
  Rental revenue                              $11,162            $ 9,948             $ 8,465           $ 6,360
  Rental expenses                               8,235              7,268               5,899             3,888
- --------------------------------------------------------------------------------------------------------------
  Income from rental operations                 2,927              2,680               2,566             2,472
  Other income                                      5                  4                 136               526
- --------------------------------------------------------------------------------------------------------------
                                                2,932              2,684               2,702             2,998
  Other expenses                                 (473)              (389)               (264)             (242)
  Minority interest                               (76)                --                  --                --
- --------------------------------------------------------------------------------------------------------------
  Net Income                                  $ 2,383            $ 2,295             $ 2,438           $ 2,756
==============================================================================================================
Balance sheet data:
  Total assets                                $65,613            $51,356             $50,064           $29,096
==============================================================================================================
  Long-term obligations                       $34,019            $24,963             $25,341           $ 6,412
==============================================================================================================
Per share data:
  Earnings per share                           $ 1.53             $ 1.47             $ 1.56             $ 1.77
==============================================================================================================
  Dividends per share                          $ 1.62             $ 1.56             $ 1.765            $ 1.92
==============================================================================================================


                              INVESTMENT POLICIES

     The Trust seeks to generate stable and increasing cash flow and distributions through a portfolio management program that allows the Trust to maintain diversity and expand the Trust's properties portfolio. The Trust's investment objectives are to (i) generate current income for shareholders, (ii) provide increased returns to investors through the acquisition of additional properties, which may require the use of additional debt and/or equity financing, (iii) provide increased returns to investors through additional rent provisions in the Trust's Leases (and, if the Trust acquires or makes mortgage loans, through additional interest provisions), (iv) provide the opportunity to realize capital growth resulting from appreciation, if any, in the residual values of properties acquired and (v) preserve and protect shareholders' capital. There can be no assurance that any of these objectives will be realized. See "Risk Factors" and "Investment and Other Policies."

                                 RECENT EVENTS

     On February 10, 1994, the Trust entered into an agreement with United Jersey Bank for a $20 million line of credit (the "Bank Credit Facility"). The Bank Credit Facility expires on February 10, 1997, unless extended by the parties or unless sooner terminated upon the occurrence of a default or as otherwise provided in the agreement.

     In May of 1994, the Trust acquired a forty percent (40%) interest in Westwood Hills, L.L.C. ("LLC"), a limited liability company organized under the laws of the State of New Jersey, for $2.440 million, with funds drawn on the Bank Credit Facility. The Trust was designated Managing Member of the LLC. On June 2, 1994, the LLC acquired a 210 unit apartment complex in Westwood, New Jersey, for $15,419,000. A portion of the purchase price was financed with the proceeds of a $10.5 million mortgage loan from United Jersey Bank, of which $9.52 million was advanced to the LLC at the closing.

                            DESCRIPTION OF THE PLAN

Introduction

     The Trust has reserved 750,000 Shares for issuance under the Plan in order to provide to the holders of at least one hundred (100) of its Shares the opportunity to have their cash dividends automatically reinvested in, and to make voluntary cash payments for, the purchase of additional Shares. Participants who elect to reinvest all or a portion of their cash dividends will be able to purchase Shares at a 2% discount from the fair market value of the Trust's Shares. There is no maximum amount of cash dividends that may be reinvested. Shareholders may also make voluntary cash payments, up to an aggregate of $5,000 in any dividend payment cycle, to purchase additional Shares at no discount from the fair market value. The Trust does not intend to waive this limit on voluntary cash payments. Those holders of the Trust's Shares who do not participate in the Plan will receive cash dividends, as declared and paid.

     Set forth below, in question and answer format, is a description of the provisions of the Plan.

Purpose, Advantages and Disadvantages

1.   What is the purpose of the Plan?

     The purpose of the Plan is to provide owners of record of at least 100 of the Trust's Shares with a simple and convenient method for investing cash dividends and cash payments for the purchase of additional Shares to be issued under the Plan and held in a Participant's account ("Plan Shares").

2.   What are the advantages and disadvantages of the Plan?

     The primary advantages of the Plan are:

     Plan Shares may be purchased quarterly with reinvested cash dividends on all or less than all of the Shares registered in a Participant's name. A Participant may also purchase Plan Shares with voluntary cash payments, up to an aggregate of $5,000 per dividend payment cycle.

     No brokerage commission or service charges are paid by Participants in connection with purchases made under the Plan. Full investment of funds is possible because the Plan permits fractions of the Plan Shares, as well as full Plan Shares, to be credited to a Participant's account. In addition, dividends in respect of such fractions, as well as full Plan Shares, will be credited to a Participant's account. Dividends on the Plan Shares held in a Participant's account are automatically reinvested in additional Plan Shares.

     Safekeeping of Plan Shares is assured because certificates for such Shares are not issued unless required by the Participant. This safekeeping feature is also available for any Share certificates a Plan Participant holds. Regular statements of account provide simplified record keeping.

     The primary disadvantages of the Plan are:

     The date by which decisions to reinvest dividends must be made for a dividend payment cycle is the record date. The record date will generally be between ten (10) to fifteen (15) calendar days prior to the applicable dividend reinvestment date. The date by which to make voluntary cash payments for the purchase of additional Shares is no sooner than thirty (30) calendar days and no later than the second business day prior to the applicable dividend reinvestment date. During the period between a record date or voluntary cash payment date and the dividend reinvestment date, the Participant's funds will be exposed to changes in market conditions.

     If the market price of the Trust's Shares declines between a record date or the date a voluntary cash payment is made and the dividend reinvestment date, the fair market value of the Trust's Shares (see Question No. 22) and/or cost of acquiring Shares in the open market may be less than the cost of acquiring Plan Shares. Further, no interest will be paid, accrued or credited on voluntary cash payments for the period of time between the making of the payment by a Participant until the next applicable dividend reinvestment date or between the date when an early payment or a late payment is made and the payment is returned to the Participant.

     Participants will not be able to determine the actual number of Plan Shares purchased on their behalf until after the applicable dividend reinvestment date.

Costs

3. Are there any expenses to participants in connection with purchases under the Plan?

     No. Participants will incur no fees, brokerage commissions or service charges for purchases made under the Plan. All costs of administration of the Plan will be paid by the Trust.

4.   Are there any costs associated with selling Shares held in the Plan?

     The Agent will charge a brokerage commission, transfer taxes (if any) and a $15.00 service fee for each authorization to sell Shares held in the Plan. Brokerage commissions will be paid to the brokerage firm which executes the sale transaction. The Agent will receive and retain the service fees. The Agent also serves as the Trust's transfer agent and registrar and has no other affiliation with the Trust.

Administration

5.   Who administers the Plan for participants?

     Registrar and Transfer Company, or a successor selected by the Trust, has been designated as Plan Administrator and Agent for Plan Participants. The Agent will administer the Plan for Participants, keep records, send statements of account to Participants, answer Participant's questions and perform other duties relating to the Plan. The Agent also serves as the Trust's transfer agent or registrar. The addresses and telephone numbers for information about the Plan are:

     FOR INFORMATION ABOUT THE PLAN

     Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey 07016
     Telephone: (908) 272-8511
     Telecopier: (908) 272-1006
     or
     First Real Estate Investment Trust
     of New Jersey
     505 Main Street
     P.O. Box 667
     Hackensack, New Jersey 07602
     Telephone: (201) 488-6400
     Telecopier: (201) 487-7881

     All written notices and requests concerning the Plan should be mailed to the above addresses.

     Please include a telephone number in your letter where you can be reached during business hours.

6.   Who is eligible to enroll in the Plan?

     Any stockholder with at least one hundred (100) Shares of beneficial interest of the Trust, registered in his or her name on the records of the Trust's agent (the "Agent"), may enroll in the Plan. If a shareholder has Shares registered in the name of someone else (for example, with a bank, broker or trustee), the holder may arrange for that entity to handle the reinvestment of distributions. Stockholders should consult directly with the entity holding their Shares to determine if they can enroll in the Plan. If not, the stockholder should request his or her bank, broker or trustee to have some or all of their Shares registered in the stockholder's own name in order to participate directly.

     Stockholders who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing taxes, currency and exchange controls, stock registration, foreign investments and related matters.

7.   How does an eligible stockholder participate?

     An eligible stockholder may enroll in the Plan by signing the Enrollment Form and mailing it to the Agent. If the Shares are registered in more than one name (such as joint tenants, trustees, etc.), all registered holders must sign. You may obtain an Enrollment Form and return envelope at any time by contacting the Agent at the following address:

     Registrar and Transfer Company
     10 Commerce Court
     Cranford, New Jersey 07016
     Telephone: (908) 272-8511
     Telecopier: (908) 272-1006

8.   What does the Enrollment Form provide?

     The Enrollment Form provides for the purchase of Plan Shares through the following investment options offered under the Plan:

     Full Dividend Reinvestment -- Reinvest dividends on all Shares held by a Participant. Additional voluntary cash payments may also be invested up to a maximum of $5,000 per dividend payment cycle.

     Partial Dividend Reinvestment -- Reinvest dividends on less than all of the Shares held by a Participant by electing to apply all cash dividends received on a specified number of Shares toward the purchase of additional Shares. Additional voluntary cash payments may also be invested up to a maximum of $5,000 per dividend payment cycle.

     Voluntary Cash Payments Only -- Voluntary cash payments of not less than $250 and not more than $5,000 in total per dividend payment cycle may be invested without reinvestment of dividends.

     Cash dividends paid on all Plan Shares purchased with reinvested  dividends
and/or  voluntary  cash  payments  are  automatically   reinvested  to  purchase
additional Plan Shares regardless of which investment option is selected.

     Any shares for which a Participant elects reinvestment of dividends, as well as new Plan Shares purchased with reinvested dividends or voluntary cash payments, will be included in the participant's account under the Plan.

     The Enrollment Form also may be used to change an investment option.

9.   When may an eligible shareholder join the Plan?

     As  an  eligible   shareholder,   you  may  join  the  Plan  at  any  time.
Participation by way of reinvestment of dividends will begin with the first dividend payment after receipt of the Enrollment Form by the Agent, designating and authorizing the reinvestment of dividends, provided that the Enrollment Form is received by the Agent no later than the record date for payment of the dividend. The record dates for purposes of the Trust's payment of dividends are, generally, during the first two weeks of the months of March, June, September and December. It is expected that dividends will be paid approximately ten (10) to fifteen (15) calendar days after the record dates. The Agent will provide Plan participants with notice of the next record date for payment of dividends in the quarterly statements to be sent by the Agent to all Plan participants.

     Participation by way of voluntary cash payments will commence with the next dividend payment date after receipt of the signed Enrollment Form and voluntary cash payment by the Agent. The Enrollment Form and voluntary cash payment must be received by the Agent no sooner than thirty (30) calendar days prior to the dividend payment date and no later than the second business day prior to the dividend payment date.

10.  How may a Participant change options under the Plan?

     A Participant may change an investment option at any time by signing a new Enrollment Form and returning it to the Agent. An Enrollment Form and envelope may be obtained at any time by contacting the Agent or the Trust. Any change in option with respect to reinvestment of dividends must be received by the Agent no later than the record date for the next dividend payment in order to make a change with respect to that dividend.

11.  When will dividends be reinvested toward the purchase of additional shares?

     The dividends on the Trust's Shares are expected to be paid in March, June, September and December. The reinvestment of dividends will take place on the dividend payment date.

12.  May I reinvest less than the full amount of my dividend?

     By selecting the "Partial Reinvestment" option on your Enrollment Form, you may elect to reinvest the dividends on a specified number of your Shares, and to receive cash dividends on the balance of your Shares. Cash dividends paid on Plan Shares will be automatically reinvested in the purchase of Plan Shares.

13. How and when can a Participant change the amount of dividends to be reinvested?

     A Participant may change the dividend reinvestment option at any time by submitting a newly executed Enrollment Form to the Agent or by writing to the Agent. An Enrollment Form may be obtained by contacting the Agent or the Trust. Any change in the number of Shares with respect to which the Agent is authorized to reinvest dividends must be received by the Agent prior to the record date for the next dividend payment to permit the new number to apply to that dividend. The record dates for purposes of the Trust's payment of dividends are, generally, during the first two weeks of the months of March, June, September and December. Dividend payments are generally made between ten (10) to fifteen
(15) calendar days after the record date.

Voluntary Cash Payments

14.  How and when may voluntary cash payment be made?

     A voluntary cash payment may be made when a Participant enrolls in the Plan, and thereafter, as long as a Participant is enrolled in the Plan. Each voluntary cash payment must be accompanied by a properly executed Cash Remittance Form which is attached to each account statement. The Participant may purchase additional Shares by sending to the Agent a Cash Remittance Form and a check or money order (payable to Registrar and Transfer Company in United States dollars and drawn against a United States bank) directly to the Agent at: 10 Commerce Drive, Cranford, New Jersey 07016. Voluntary cash payments must be received by the Agent no sooner than thirty (30) calendar days prior to the applicable dividend payment date and no later than the second business day prior to the applicable dividend payment date.

15. When will voluntary cash payments be invested toward the purchase of additional Shares?

     A voluntary  cash payment,  if received by the Agent no earlier than thirty
(30) calendar days prior to the applicable dividend payment date and no later than the second business day prior to the applicable dividend payment date, will be invested in the purchase of Shares on the dividend payment date.

16. What happens if a voluntary cash payment is received by the Agent too early or too late with reference to a dividend payment date?

     The purchase of Shares as a result of a voluntary cash payment received by the Agent will occur on the dividend payment date. The Plan provides that funds received by the Agent before the date which is thirty (30) calendar days prior to an applicable dividend payment date or on a date which is after the second business day preceding the applicable dividend payment date will be returned to Participants within three (3) business days from the date of receipt of such payment by the Agent. No interest will be paid on funds being held by the Agent for investment or on funds to be returned to Participants. Participants are, therefore, strongly urged to submit their voluntary cash payments so that the payment is received between thirty (30) calendar days and the second business day prior to the dividend payment date.

17.  In what amounts may voluntary cash payments be made?

     Voluntary cash payments may not be less than $250. The total of all such payments may not exceed $5,000 per dividend payment cycle. Any amount received which is less than $250 per payment or in excess of $5,000 per dividend payment cycle will be returned to the Participant, without interest, within three (3) business days from the date of receipt of such payment by the Agent. For example, if the next dividend payment date is June 15 and if the Agent received voluntary cash payments of $3,500 on May 30 and $3,000 on June 5, the $6,500 received for the dividend payment cycle exceeds the $5,000 limit. Therefore, $1,500 would be refunded to the Participant, without interest. There is no obligation to make a voluntary cash payment at any regular or specific time or times, or in any regular or specific amount or amounts, except in accordance with the limitations discussed herein and above (Questions No. 15 and 16). A Participant may vary the amount of voluntary cash payments from dividend payment cycle to dividend payment cycle.

     In the event that any check for a voluntary cash payment is returned unpaid for any reason,the Agent will consider the request for investment of such voluntary cash payment null and void and shall immediately remove from the Participant's account the Plan Shares, if any, purchased upon the prior credit of such voluntary cash payment. The Agent shall thereupon be entitled to sell these Plan Shares to satisfy any uncollected amounts. If the net proceeds of the sale of such Shares are insufficient to satisfy the balance of such uncollected amounts, the Agent shall be entitled to sell additional Plan Shares from the Participant's account to satisfy the uncollected balance.

18.  How does a Participant request a refund of a voluntary cash payment?

     A Participant may obtain a refund of any voluntary cash payment not yet invested upon written request to the Agent. Such request must be received by the Agent not later than five (5) business days prior to the dividend payment date on which such voluntary cash payment is to be invested for the purchase of Shares.

19.  Where should voluntary cash payments be mailed?

     Voluntary cash payments, made by check or money order, in United States currency, and payable to "Registrar and Transfer Company" should be mailed to:

     Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey 07016
     Purchases of Shares

Purchase of Shares

20.  What is the source of the Shares to be purchased under the Plan?

     Plan Shares purchased with reinvested dividends or voluntary cash payments will be, at the Trust's discretion, either newly issued Shares, treasury Shares or shares purchased in open market transactions.

21.  When will purchases of Shares under the Plan be made?

     Cash dividends on Shares and voluntary cash payments will be applied by the Agent to the purchase of Plan Shares as of the close of business on the applicable dividend payment date.

22.  What will be the price of Shares purchased under the Plan?

     The price of Plan Shares purchased with reinvested dividends will be 98% of the fair market value of the Trust's Shares, determined as of the applicable dividend payment date.

     The fair market value of the Shares will be the average of the bid and asked prices per share for the fifteen (15) trading days preceding the relevant dividend payment date, as reported by the brokerage firm or firms then making a market in the Trust's Shares. At present, the firm of Janney, Montgomery Scott, Inc. is the only brokerage firm which makes a market in the Trust's Shares. The Trust's shares are traded on a sporadic basis.

     In the event that there are no trades, or an insufficient number of trades upon which to form a basis to determine fair market value, within the fifteen
(15) trading days prior to the relevant dividend payment date, the fair market value of the Shares will be determined by reference to other factors deemed by the Trust to be appropriate. Pursuant to the Plan, the Trust has appointed a committee consisting of the Chairman of the Board of Trustees, the President of the Trust and one other Trustee to determine the fair market value of the Shares under such circumstances. The other factors may include, but are not limited to:
(a) bid and asked quotes reported by the market maker or market makers on dates that are recent but are prior to the fifteen (15) trading day period immediately preceding the dividend payment date; (b) prices at which the Shares are known to have been traded in recent transactions; (c) a multiple of the Trust's book value per share, which multiple is deemed consistent with the multiple of trading prices of real estate investment trusts and/or companies deemed similar to the Trust but whose stock is more readily traded and quoted in the public markets; and (d) a price to earnings ratio, based upon the net income of the Trust, which ratio is deemed consistent with the price to earnings ratios reflected by the trading prices of real estate investment trusts and/or companies deemed similar to the Trust, but whose stock is more readily traded and quoted in the public markets.

     The Trust will have and exercise significant discretion in determining the fair market value of the Shares in accordance with the foregoing and other factors.

     The Registration Statement filed by the Trust includes all Shares to be issued under the Plan, including Shares purchased in the open market.

     The price of Shares purchased with voluntary cash payments will be 100% of the fair market value, determined as described above.

     No Participant shall have any authority or power to direct the time or price at which Plan Shares may be purchased.

23.  How many shares will be purchased for Participants?

     The number of shares to be purchased for a Participant will depend on the amount of the Participant's dividend or voluntary cash payment or both, and the price (fair market value) of the Plan Shares. Each Participant's account will be credited with the number of Plan Shares, including fractions calculated to four decimal places, equal to the total of a Participant's funds available for investment divided by the applicable purchase price per Plan Share. The number of Plan Shares purchased cannot be determined until the day of purchase.

Custodial Service

24.  How does the custodial service work?

     All Plan Shares that are purchased by Participants on the reinvestment of their dividends and/or with voluntary cash payments are held in the name of the Agent or its nominee. The Plan Shares are added to the Participant's account in the Plan.

25.  What Shares are included in a Participant's account under the Plan?

     A Participant's account under the Plan includes all Plan Shares, including fractional Plan Shares, as well as new Shares purchased with reinvested dividends or voluntary cash payments.

26. Will Participants be credited with dividends on Shares held in their accounts under the Plan?

     Yes. As the record holder for the Shares held in Participant's accounts under the Plan, the Agent will receive distributions (less any applicable tax withholding requirements imposed on the Trust) for all Plan Shares held on the applicable record date, will credit such dividends to the Participant's account on the basis of Shares held in those accounts, and will automatically reinvest such dividends in additional Shares or pay such dividends in cash, according to the directions in each Participant's Enrollment Form. A Participant's account will also be credited with dividends on fractions of Plan Shares held in the account.

Sale of Plan Shares

27.  Can the Shares held in the Plan be sold through the Agent?

     A Participant can instruct the Agent to sell any or all of the whole Shares held in the Plan. The written notification to the Agent should include the number of Shares that are to be sold. This Notice should be addressed to the Agent as follows: Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016. A withdrawal/termination form is provided on the reverse side of the account statement for purposes of notifying the Agent regarding instructions for the sale or sales of the Participant's Plan Shares. The Participant must include with the notice a check for the Agent's $15.00 service fee.

     The Agent will make the sale as soon as practicable after receipt of a Participant's request, provided such requests are received prior to the record date for the payment of dividends and are to be effected prior to the applicable dividend payment date. A check for the proceeds, less brokerage commission and transfer taxes (if any), will usually be sent to the Agent on the settlement date, which, at present, is five (5) business days from the date of sale. The maximum period of time between the receipt of a Participant's request and transmittal of the proceeds of the sale less brokerage commissions and transfer taxes (if any) will be fifteen (15) days, generally, unless market conditions then prevailing require a longer time period for a sale of the Shares.

     No Participant shall have the authority or power to direct the date or sales price at which Shares may be sold. The Agent will place an order to sell shares with a brokerage firm designated by the Agent without regard to any minimum price per Share. If a Participant wishes to establish a minimum price per Share for a sale, the Shares must be withdrawn from the Plan in certificate form and sold by a broker selected by the shareholder on terms agreed to by the shareholder and the broker.

Issuance of Stock Certificates

28.  Will stock certificates be issued for Plan Shares purchased?

     Plan Shares will be registered in the name of the Agent, as agent for Participants in the Plan. Certificates for Plan Shares will not be issued to Participants unless requested. This protects against loss, theft or destruction of stock certificates.

     The number of Plan Shares held in an account under the Plan will be shown on the Participant's quarterly statement of account.

     Certificates for all or any number of whole Plan Shares held for you in the Plan will be issued promptly after receipt of a written request signed by the Participant (or Participants if a joint registration). A form is provided on the reverse side of the statement of account for this purpose. This request must be mailed to the Agent. Any remaining full Plan Shares and fraction of a Plan Share will continue to be held by the Agent, as agent, in the Participant's account.

     Certificates   for  a  fractional  Share  will  not  be  issued  under  any circumstance.

     Plan Shares may not be pledged. A Participant who wishes to pledge such Plan Shares must obtain certificates for such Plan Shares issued in the Participant's name.

29.  In whose name will certificates be registered when issued?

     Accounts under the Plan are maintained in the names in which certificates of the Participants were registered at the time they entered the Plan. Certificates for whole Plan Shares will be similarly registered when issued.

30. Can a Participant withdraw certificates for some or all of the Plan Shares held under the Plan and continue to participate with respect to those Shares?

     Yes. Certificates for all or any number of whole Plan Shares held by you will be issued, without charge, promptly after receipt of a written request signed by the Participant (or Participants if a joint registration) who wishes to continue to participate with respect to those Shares. This request must be mailed to the Agent. Any remaining full Plan Shares and fraction of a Plan Share will continue to be held by the Agent, as agent, in the Participant's account.

     Certificates for a fractional Plan Share will not be issued under any circumstances.

Termination of Plan Participation

31.  When may participation in the Plan be terminated?

     Participation in the Plan may be terminated at any time.

32.  How is participation in the Plan terminated?

     In order to terminate participation in the Plan, a Participant (or Participants, if a joint registration) must notify the Agent by sending a written request to the Agent. A withdrawal/termination form for this purpose is provided on the reverse side of the statement of account.

33.  When will a termination notice be effective?

     A request to terminate participation in the Plan must be received by the Agent prior to the next upcoming record date for a dividend payment. If so received, all dividends thereafter will be paid in cash to the Participant. If the request to terminate participation in the Plan is received on or after the record date for a dividend, any cash dividend paid on the dividend payment date following such record date will be reinvested and credited to the Participant's account in accordance with the Participant's previous instructions under the Plan. The request to terminate will then be processed as promptly as possible following such dividend payment date and, thereafter, all dividends will be paid in cash to the Participant. Any voluntary cash payment sent to the Agent prior to the request to terminate will be invested in Plan Shares unless the Participant's termination request expressly requests the return of the voluntary cash payment and such request is received no later than the five (5) business days prior to the applicable dividend payment date.

34.  How are Shares distributed upon termination?

     When participation in the Plan is terminated, certificates for whole Plan Shares will be issued, a cash payment will be made for any fraction of a Plan Share, and the dividend reinvestment account will be closed. The value of a fraction of a Plan Share will be based upon the fair market value of the Trust's Shares as of the date of receipt by the Agent of the request to withdraw from the Plan.

Federal Income Tax Consequences

35.  What are the federal income tax consequences of participation in the Plan?

     The reinvestment of dividends does not relieve the Plan Participant of any income tax which may be payable on such dividends.

     In the opinion of counsel to the Trust, the federal income tax consequences for Plan Participants are as follows.

     A Participant in the Plan will have somewhat different federal income tax obligations for dividends reinvested under the Plan than for dividends received in cash. A Participant will be treated as having received a dividend distribution equal to the fair market value of the Plan Shares purchased on the dividend payment date. Therefore, because Plan Shares purchased with reinvested dividends will be purchased for 98% of their fair market value, the resulting taxable income will be greater than the taxable income that would have resulted from the receipt of the dividend in cash. A Participant's tax basis in the dividend Plan Shares will be equal to the fair market value of the dividend Plan Shares credited to the Participant's account, and the holding period for such Share will begin the day after the dividend payment date. Likewise, the tax basis per Plan Share purchased with voluntary cash payments is equal to the Participant's purchase price per Plan Share.

     Example. The Trust makes a quarterly dividend distribution which would amount to $100 if the shareholder received it in cash. The shareholder is, instead, a Participant in the Plan. The fair market value of the Trust's Shares on the dividend payment date is $25 per Share. The $100 dividend is reinvested for the Participant in Plan Shares at $24.50 per share (98% of $25), with 4.0816 Shares ($100 divided by $24.50) being credited to the Participant's account. The fair market value of these 4.0816 Shares is $25 each, or $102.04. For federal income tax purposes, the Trust is deemed to have distributed to the Participant, and the Participant to have received, $102.04. This amount will be the tax basis for the 4.0816 dividend Plan Shares. If the full amount of the distribution paid by the Trust is a distribution of the current or accumulated earnings and profits of the Trust, then the Participant is deemed to have a taxable dividend of $102.04; if only 50% of such distribution is determined to be from the earnings and profits of the Trust, then $51.02 will be taxable as a dividend to the Participant and the remaining $51.02 treated as return of capital or capital gains distribution, or as gain from the sale or exchange of such Participant's Plan Shares, as appropriate.

     So long as the Trust continues to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), the distribution will be taxable under the provisions of the Code applicable to REITs and their shareholders, pursuant to which (i) distributions will be taxable to shareholders as ordinary income to the extent of the current or accumulated earnings and profits of the Trust, (ii) distributions which are designated as capital gain distributions by the Trust will be taxed as long-term capital gains to shareholders to the extent they do not exceed the Trust's net capital gain for the taxable year, (iii) distributions which are not designated as capital gains distributions and which are in excess of the Trust's current or accumulated earnings and profits will be treated as a return of capital to the shareholders and reduce the adjusted tax basis of a shareholder's Shares (but not below zero), and (iv) such distributions in excess of a shareholder's adjusted tax basis in its Shares will be treated as gain from the sale or exchange of such Shares.

     A Participant will not realize any taxable income when the Participant receives certificates for whole Plan Shares, either upon the Participant's request for certain of those Shares or upon termination of participation in, or termination of, the Plan.

     A Participant will realize gain or loss when Plan Shares are sold or exchanged, whether pursuant to the Participant's request upon termination of participation in the Plan or by the Participant after receipt of Plan Shares from the Plan, and, in the case of a fractional Plan Share, when the Participant receives a cash adjustment for a fraction of a Plan Share upon termination of participation in, or termination of, the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for the Plan Shares or fraction of a Plan Share and the tax basis for the Plan Shares or fraction of a Plan Share.

     The Trust will comply with all applicable Internal Revenue Service ("IRS") requirements concerning the filing of information returns, and such information will be provided to the Participant by a duplicate of that form or in a final statement of account for each calendar year. With respect to Participants whose dividends are subject to United States income tax withholding, the Trust will comply with all applicable IRS requirements concerning the withholding of such tax, and the amount of any dividend reinvested will, in each case, be after any reduction necessary to comply with the applicable withholding requirements.

     Under Code Section 3406(a)(1), the Trust is required to withhold for United States income tax purposes 31% of all dividend payments to a shareholder if (i) such shareholder has failed to furnish his or her taxpayer identification number, which, for an individual, is his or her social security number, (ii) the IRS has notified the Trust that the shareholder has failed to properly report interest or dividends, or (iii) the shareholder has failed to certify, under penalties of perjury, that he or she is not subject to back-up withholding. Shareholders have previously been requested by the Trust or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.

     The Internal Revenue Service has ruled in connection with similar plans that a dividend reinvestment plan will not adversely affect the qualification of a real estate investment trust. In addition, a real estate investment trust should be able to include amounts deemed distributed as dividends under such a plan for purposes of its dividends-paid deduction.

     The foregoing summary of material Federal income tax considerations regarding the Plan is based on current law. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or certain types of investors (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws. Those considering participation in the Plan are urged to consult with their own tax advisors regarding the specific tax consequences (including the Federal, state, local and foreign tax consequences) that may result from their participation in the Plan and of potential changes in applicable tax laws.

     The income tax consequences for Participants who do not reside in the United States may vary from jurisdiction to jurisdiction.

Plan Administration

36. Who should Participants contact for answers to questions regarding the Plan?

     All inquiries regarding the Plan should be sent to:

     Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey 07016
     Telephone: (908) 272-8511
     Telecopier: (908) 272-1006

37.  What reports will be sent to Participants in the Plan?

     As soon as practicable after each purchase under the Plan, each Participant in the Plan will receive a statement of account showing amounts invested, purchase price, Plan Shares purchased and other information for the year to date. The Trust suggests that Participants retain all statements for tax reporting and other purposes. The Agent may charge a fee to supply past account history. In addition, each Participant will receive all communications sent to all owners of Shares, including the Trust's quarterly reports, annual reports and notices of shareholders' meetings and proxy statements. Participants will receive all information needed for federal income tax return purposes.

38.  What are the responsibilities of the Agent and the Trust under the Plan?

     In administering the Plan, neither the Agent, the Trust nor any agent for either of them will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim or liability arising out of: (i) failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death; or (ii) fluctuations in the market value of the Shares. Neither the Agent, the Trust nor any agent for either shall have any duties, responsibilities except such as are expressly set forth in the Plan. Since the Trust has delegated all responsibility for administering the Plan to the Agent (except for questions of interpretation arising under the Plan which shall be determined by the Trust), the Trust specifically disclaims any responsibility for any of the Agent's actions or inactions in connection with the administration of the Plan. This limitation of liability shall not constitute a waiver by any Participant of his or her rights under federal or state securities law.

Additional Information

39.  Can shares held in the Plan be pledged or assigned?

     Shares held in the Plan may not be pledged or assigned. Any such purported pledge or assignment of Plan Shares shall be void. If you wish to pledge or assign Plan Shares, you must request that a certificate for such Plan Shares be issued in your name. Stock certificates for fractional Shares will not be issued under any circumstances.

40.  How will a Participant's Shares be voted at stockholders' meetings?

     All whole Plan Shares will be voted as the Participant directs. If, on the record date for a meeting of shareholders, there are whole Plan Shares credited to the Participant's account under the Plan, the Participant will be sent a proxy card representing both the Plan Shares held in the Participant's Plan account and all other Shares held by the Participant. If the Participant returns the proxy card in a timely fashion, properly signed and marked for voting, all Shares (including whole Plan Shares) will be voted as indicated by the Participant on the proxy card with respect to all whole Shares either held by or credited to the Participant. All such Shares also may be voted in person at shareholders' meetings. Fractional Plan Shares will not be voted.

     If the proxy card is returned signed and no voting instructions are given with respect to any item thereon, all of the Participant's Shares (including whole Plan Shares) will be voted in accordance with the recommendations of the Trust's management. This is the same procedure that is followed for all shareholders who return proxies and do not provide instructions. If the proxy card or instruction card is not returned or if it is returned unsigned by the registered owner(s), none of the Participant's Shares covered by such proxy card will be voted; a Participant or his or her duly appointed representative could, however, vote Shares registered in the Participant's name in person at the meeting.

41.  What  happens  if  the  Trust  has  a  rights  offering,   issues  a  stock
     distribution or declares a stock split?

     Participation in any rights offering will be based upon both the Shares registered in the Participant's name and the Shares credited to a Participant's Plan account. Rights applicable to Shares credited to a Participant's account under the Plan will be sold by the Agent and proceeds will be credited to the Participant's account under the Plan and applied to the purchase of Shares on the next dividend payment date. Any Participant who wishes to exercise, transfer or sell the rights applicable to the Shares credited to the Participant's account under the Plan must request, prior to the record date of the issuance of any such rights, that the Shares credited to the Participant's account be transferred from the Participant's account and registered in the Participant's name.

     Any shares distributed as a result of a stock dividend or stock split by the Trust on Plan Shares will be added to the Participant's account. Stock dividends or split Shares distributed on Shares registered in the name of the Participant will be mailed directly to the shareholder in the same manner as to shareholders who are not participating in the Plan.

42. What happens when a Participant who is reinvesting the cash dividends on all or part of the Shares registered in the Participant's name sells or transfers a portion of such Shares?

     If a Participant who is reinvesting the cash dividends on all of the Shares registered in the Participant's name disposes of a portion of such Shares, the Agent will continue to reinvest the dividends on the remainder of the Shares.

     If a Participant who is reinvesting the cash dividends on part of the Shares registered in the Participant's name disposes of a portion of such Shares, the Trust will continue to pay the dividends on the remainder of the Shares up to the number of Shares originally authorized. For example, if a Participant directed the Trust to reinvest cash dividends on 50 Shares out of a total 100 Shares registered in the Participant's name, the Trust would continue paying such cash dividends on 50 Shares. If the Participant then disposed of 25 Shares, the Trust would continue to pay cash dividends on 50 of the remaining 75 Shares. If instead the participant disposed of 75 Shares, the Trust would continue to pay cash dividends on all of the remaining 25 Shares.

43. What happens when a Participant sells or transfers all of the Shares registered in the Participant's name?

     If a Participant disposes of all Shares registered in the Participant's name, the Agent will continue to reinvest the dividends on the Plan Shares held by the Agent in the Participant's account under the Plan until otherwise notified.

44. What happens if reinvestment of a Participant's distributions or an voluntary cash payment would cause the Participant or any other person to exceed the Ownership Limit set forth in the Trust's Amended and Restated Declaration of Trust (the "Declaration of Trust"), or otherwise violate the Trust's Declaration of Trust?

     The Trust's Declaration of Trust places certain restrictions upon the ownership, directly or constructively, of Shares, including the limitation of ownership of the Shares by any one person, so as to maintain the Trust's qualification as a REIT under the Code (the "Ownership Limit"). To the extent any reinvestment of dividends or voluntary cash payment elected by a stockholder would cause such stockholder or any other person to exceed the Ownership Limit or otherwise violate the Trust's Declaration of Trust, the Trustees may refuse to sell or transfer Shares in accordance with such dividend reinvestment or voluntary cash payment. Such stockholder will be entitled to receive cash dividends (without interest) in lieu of such reinvestment and a refund of the uninvested portion of such voluntary cash payment within three (3) business days of the Agent's receipt of written notification from the Trust that a particular stockholder's acquisition of Shares through dividend reinvestment or a voluntary cash payment will result in that person's holdings being in excess of the Ownership Limit or otherwise in violation of the Declaration of Trust.

45.  May the Plan be changed or discontinued?

     The Trust reserves the right to amend, modify, suspend, or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of the Participants. All Participants will receive written notice of any such amendments, modifications, suspensions or terminations from the Agent. In the event of termination, certificates for whole Shares held by each Participant in the Plan will be delivered to such Participant, together with a check for the proceeds of the value of any fractional Shares.

     The Trust may also terminate the Plan when shareholder participation in the Plan is below a minimum level of reinvestment that the Trust may, from time to time, establish as being uneconomical or inefficient to administer.

46.  What law governs the Plan?

     The terms, provisions and conditions of the Plan and its operation shall be governed by the laws of the State of New Jersey.

47.  How is the Plan to be interpreted?

     Any question of interpretation arising under the Plan will be determined by the Trust and any such determination will be final.

                                USE OF PROCEEDS

     Proceeds will go to the Trust to the extent the Shares are either newly issued Shares or treasury Shares which are acquired directly from the Trust. The Trust is unable to estimate the amount of proceeds from the sale of such Shares under the Plan. The Trust intends to use proceeds from the sale of such Shares for general business purposes, including the reduction of the Trust's current indebtedness, and as working capital.

                              PLAN OF DISTRIBUTION

     The Shares sold under the Plan are being distributed directly by the Trust rather than through an underwriter, broker or dealer. There will be no brokerage commissions or other fees charged to Participants in connection with the purchase of Plan Shares.

     Broker-dealers and other financial intermediaries may engage in positioning and other transactions that will allow them to acquire Shares prior to the record date for dividends, reinvest in Plan Shares at the discounted purchase price and resell the Plan Shares to capture the discount. The Trust does not expect that financial intermediaries will engage in such transactions to any significant extent, if at all. The Trust's Amended and Restated Declaration of Trust limits share ownership by any person so as to maintain the Trust's qualification as a REIT under the Code. Moreover, the Plan limits optional payments to $5,000 per dividend payment cycle and Plan Shares purchased with optional payments are not purchased at a discount. To the extent that financial intermediaries do participate in such trading activities, they may be deemed underwriters within the meaning of Section 2(11) of the Securities Act of 1933. The Trust has not entered into any formal or informal arrangement with any financial intermediary to engage in such transactions and does not intend to do so.

     The Shares may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Shares or other securities in any state or any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                   THE TRUST

     First Real Estate Investment Trust of New Jersey (the "Trust") is an equity-oriented, real estate investment trust (a "REIT"). The Trust is an unincorporated business trust organized under the laws of the State of New Jersey pursuant to a Trust Agreement dated November 1, 1961, as amended and restated as of November 7, 1983 and as amended on May 3, 1994 (the "Declaration of Trust"). The purpose of the Trust is to provide investors with the opportunity to participate in a diversified portfolio of income-producing real estate through ownership of the Trust's transferable shares.

     The  Trust   commenced   operations  in  1961.  The  Trust  has  paid  cash
distributions to its Shareholders every year since 1963. The distribution for the fiscal year ended on October 31, 1994 was $1.62 per share.

     The Trust is engaged in the business of acquiring and holding real estate, including apartment complexes, apartment buildings and shopping center/retail properties. The Trust has also purchased vacant land for future development as retail/commercial or apartment properties. The Trust recently acquired an interest in a limited liability company which was organized under the laws of New Jersey to purchase an apartment complex situated in Westwood, New Jersey. In the future, the Trust may purchase additional properties with others on a joint venture, partnership or similar ownership basis where the Trust is able to maintain appropriate controls over the management of the property. It is the policy of the Trust to purchase real property for investment and not for resale or turnover. The Trust has operated in accordance with such policies since its inception.

     As of January 31, 1995, the Trust's real estate holdings consisted of 16 properties, with a net book value of $62.930 million (including the full investment value of Westwood Hills, L.L.C., a limited liability company in which the Trust has a 40% interest). The Trust's holdings, other than its interest in Westwood Hills, L.L.C., consisted of eight (8) apartment buildings or complexes with 639 apartment units, four (4) shopping center/retail properties with a total of 466,248 square feet of gross leasable area and three (3) parcels of unimproved land aggregating approximately 68.02 acres. During the fiscal year ended October 31, 1994, the Trust (including Westwood Hills, L.L.C., its Affiliate) had rental income (exclusive of real estate taxes and common area maintenance charges reimbursed by tenants and sundry income) of $9.890 million, with 58.46% of such income derived from the apartment properties and 41.54% from the shopping center/retail properties. Income from rental operations for the same period was $2,927,395, with $2,240,796 derived from the apartment properties and $686,599 from the shopping center/retail properties.

     All of the Trust's properties are managed by Hekemian & Co., Inc., of Hackensack, New Jersey, under a management and brokerage agreement dated December 20, 1961 as amended May 8, 1963 (the "Management Agreement"). The Management Agreement, as amended, is subject to automatic renewal, for terms of two (2) years each, unless terminated by either party upon written notice given at least one (1) year prior to the expiration date. Under the terms of the Management Agreement, Hekemian & Co., Inc. also acts as an advisor to the Trust with respect to real estate investments, without separate or additional compensation for such services.

     As of January 31, 1995, the Trust had outstanding mortgage indebtedness secured by liens on specific properties (exclusive of the mortgage indebtedness on Westwood Hills) in the principal amount of $24,454,000. The liens are on the following properties:

                               Year                                      Mortgage           Interest             Maturity
Property                     Acquired              Mortgagee              Balance            Rate                  Date
                                                                           (000)
- ----------------------------------------------------------------------------------------------------------------------------
Westridge Square               1992             State Mutual              $18,560            9.000%            Aug. 1, 1997
Shopping Center,                                Life Insurance
Frederick, Maryland                             Co. of America

Heights Manor,                 1971             United Jersey             $   364            7.625%            March 1, 1999
Spring Lake,                                    Bank
Heights, N.J.

Westwood Plaza,                1988             Aetna Life                $ 5,530           10.000%            Sept. 1, 2001
Shopping Center,                                Insurance Co.
Westwood, N.J.

     In addition to the foregoing mortgages, the Westwood Hills property is encumbered by a $10.5 million mortgage lien in favor of United Jersey Bank ("UJB"), on which obligation the sum of $9.416 million was outstanding at January 31, 1995.

     All of the Trust's properties, except for Westwood Plaza, Westridge Square, Westwood Hills and the vacant or unimproved lands, are subject to a mortgage lien in favor of UJB. The Trust granted UJB a blanket mortgage lien on February 10, 1994, to secure a $20 million credit line extended to the Trust by UJB (the "Bank Credit Facility"). The Trust had an outstanding balance, in the sum of $5.932 million, due to UJB on the Bank Credit Facility at January 31, 1995.

     The Trust's business objectives are to continue to enhance its revenues from both residential and retail/commercial operations and to increase the value of its properties. Revenue enhancement can be achieved through a variety of methods, including the acquisition or development of new real estate assets; the collection of contractual rent increases and/or percentage rents from retail/commercial tenants; the collection of permissible rent increases upon lease renewals with existing residential tenants; the reletting of existing retail/commercial space and apartment units at higher rents; and the charging of higher rents for space in older, existing retail/commercial properties which have been expanded, improved, renovated, remodeled and/or reconstructed.

     During the past several years, the Trust has concentrated its expansion efforts upon the acquisition of multi-family residential and shopping center properties which are substantially larger than those real estate assets the Trust had historically sought to include in its portfolio. In addition, while the Trust had formerly confined its activities and investments to New Jersey, the Trust enlarged the scope of its operations in 1992 with the purchase of the Westridge Square Shopping Center in Frederick, Maryland.

     The Trust Declaration permits the Trust to conduct business without qualifying as a REIT. Nevertheless, since November of 1961, the Trust has elected to conduct, and conducts, its operations in a manner intended to comply with the requirements of Sections 856 to 860 of the Internal Revenue Code of 1986 (the "Code"). The Trust has elected to be taxed as a REIT for Federal income tax purposes continuously since 1961 and expects to continue to elect such status. Under the Code, a REIT which meets certain requirements is not subject to federal income tax on the portion of its taxable income distributed to its shareholders, if at least 95% of its real estate investment trust taxable ordinary income is so distributed.

     Under the Trust Declaration, the Trust is permitted to invest in a broad range of real estate investments and non-real estate investments, including full or participating interests in securities (whether or not secured by mortgages, rents and lease payments) and the ownership of any other interests, including equity interests, related to real property. The investment power permits the Trust to generate income of the types permitted to be received by REITs under
Section 856 of the Code.

                         SELECTED FINANCIAL INFORMATION

     The following tables set forth, in a summary manner, selected financial information for the Trust which is derived from the combined financial statements of the Trust incorporated by reference in this Prospectus. The information in the tables should be read in conjunction with the aforesaid combined financial statements and the notes thereto.

                       INCOME AND UNDISTRIBUTED EARNINGS

                                                                                                           Quarters Ended
                                                                      Years Ended October 31                 January 31*
                                                              ------------------------------------------------------------
                                                                1994      1993      1992      1991          1995     1994
                                                              ------------------------------------------------------------
                                                                    (In Thousands of Dollars Except per Share Amounts)
INCOME

Rental revenue:
  Rental income                                               $ 9,890    $ 8,804   $ 7,758   $ 5,960       $2,905   $2,234
  Real estate taxes reimbursed                                    642        611       417       274          174      168
  Common area maintenance reimbursed                              472        384       221        54          104       79
  Sundry income                                                   158        149        69        72           41       70
                                                              -------    -------   -------   -------       ------   ------
      Totals                                                   11,162      9,948     8,465     6,360        3,224    2,551
                                                              -------    -------   -------   -------       ------   ------

Rental expenses:
  Operating expenses                                            2,482      2,106     1,901     1,615          703      593
  Management fees                                                 479        443       324       303          136      109
  Real estate taxes                                             1,375      1,231       942       790          384      301
  Interest                                                      2,582      2,316     1,774       633          767      574
  Depreciation                                                  1,317      1,172       958       547          375      294
                                                              -------    -------   -------   -------       ------   ------
      Totals                                                    8,235      7,268     5,899     3,888        2,365    1,871
                                                              -------    -------   -------   -------       ------   ------

Income from rental operations                                   2,927      2,680     2,566     2,472          859      680
                                                              -------    -------   -------   -------       ------   ------

Other income (expense):
  Interest income                                                   5          4       136       526            2        2
  Interest expense                                               (279)      (194)      (84)       --          (91)     (62)
  General and administrative                                     (185)      (187)     (171)     (232)         (60)     (46)
                                                              -------    -------   -------   -------       ------   ------
      Totals                                                     (459)      (377)     (119)      294         (149)    (106)
                                                              -------    -------   -------   -------       ------   ------

Income before state income taxes                                2,468      2,303     2,447     2,766           --       --

Provision for state income taxes                                    9          8         9        10           --       --
                                                              -------    -------   -------   -------       ------   ------

Income before minority interest                                 2,459      2,295     2,438     2,756          710      574

Minority interest                                                  76         --        --       --           (24)      --
                                                              -------    -------   -------   -------       ------   ------

Net Income                                                    $ 2,383    $ 2,295   $ 2,438   $ 2,756       $  686   $  574
                                                              =======    =======   =======   =======       ======   ======

Earnings per share                                              $1.53      $1.47     $1.56     $1.77         $.44     $.37
                                                                =====      =====     =====     =====         ====     ====

UNDISTRIBUTED EARNINGS

Balance, beginning of period                                  $ 1,978    $ 2,116   $ 2,431   $ 2,670       $1,834   $1,978
Net income                                                      2,383      2,295     2,438     2,756          686      574
Less dividends paid                                            (2,527)    (2,433)   (2,753)   (2,995)      (1,154)  (1,029)
                                                              -------    -------   -------   -------       ------   ------

Balance, end of period                                        $ 1,834    $ 1,978   $ 2,116   $ 2,431       $1,366   $1,523
                                                              =======    =======   =======   =======       ======   ======

Dividends paid per share                                        $1.62      $1.56    $1.765     $1.92         $.74     $.66
                                                                =====      =====    ======     =====         ====     ====

*Unaudited

                                 BALANCE SHEETS

                                                                            October 31                       January 31*
                                                              ------------------------------------------------------------
                                                                1994      1993      1992      1991          1995     1994
                                                              ------------------------------------------------------------
                                                                                 (In Thousands of Dollars)
ASSETS

Real estate, at cost, net of accumulated depreciation         $63,176    $48,647   $47,721   $19,518      $62,930  $48,415
Equipment, at cost, net of accumulated depreciation               214        210       226       247          212      208
Cash                                                              238        928       432     8,224          405      530
Restricted cash                                                    --         --       138        --           --       --
Tenants' security accounts                                        867        674       642       583          882      698
Sundry receivables                                                325        212        57       165          299      267
Prepaid expenses and other assets                                 601        485       520       175          508      395
Deferred charges, net                                             192        200       225        67          234      196
Deposits                                                           --         --       103       117           --       --
                                                              -------    -------   -------   -------      -------  -------
      Totals                                                  $65,613    $51,356   $50,064   $29,096      $65,470  $50,709
                                                              =======    =======   =======   =======      =======  =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Mortgages payable                                           $34,019    $24,963   $25,341   $ 6,412      $33,870  $24,879
  Note payable - bank                                           5,428      3,920     2,220        --        5,932    3,920
  Accounts payable and accrued expenses                           344        243       217       235          267      154
  Tenants' security deposits                                      964        767       717       672          985      796
  Other liabilities                                                77         42        24        32           94       42
  Deferred revenue                                                137        129       115        --          122       81
                                                              -------    -------   -------   -------      -------  -------
      Total liabilities                                        40,969     30,064    28,634     7,351       41,270   29,872
                                                              -------    -------   -------   -------      -------  -------
Minority Interest                                               3,496         --        --        --        3,520       --
                                                              -------    -------   -------   -------      -------  -------

Shareholders' equity:
  Shares of beneficial interest without par value;
    l,560,000 shares authorized;
    l,559,788 shares issued and outstanding                    19,314     19,314    19,314    19,314       19,314   19,314


  Undistributed Earnings                                        1,834      1,978     2,116     2,431        1,366    1,523
                                                              -------    -------   -------   -------      -------  -------
      Total shareholders' equity                               21,148     21,292    21,430    21,745       20,680   20,837
                                                              -------    -------   -------   -------      -------  -------
      Totals                                                  $65,613    $51,356   $50,064   $29,096      $65,470  $50,709
                                                              =======    =======   =======   =======      =======  =======

*Unaudited

(1) The combined financial statements for the fiscal year ended October 31, 1994 include the accounts of the Trust and Westwood Hills, L.L.C. ("Westwood Hills"), which have been combined on the basis of common control. The combined financial statements include 100% of the assets, liabilities, operations and cash flows, with the 60% interest held by the Limited Members of Westwood Hills reflected as "minority interest".

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     The following discussion should be read in conjunction with the Trust's Combined Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Such combined financial statements and information have been prepared to reflect the historical operations and financial condition of the Trust, prior to the implementation of the Dividend Reinvestment and Share Purchase Plan. See "The Trust" and the Notes to the Trust's Combined Financial Statements.

Results of Operations

     Rental revenue for the fiscal year ended October 31, 1994 increased by 12.2% to $11,162,000, as compared to $9,948,000 for the same period in 1993. At the same time rental expenses increased by 13.3% to $8,235,000 in 1994 as compared to $7,268,000 in 1993. Rental revenue for the fiscal quarter ended January 31, 1995 increased by 26.38% to $3,224,000 as compared to $2,551,000 for the quarterly period ended January 31, 1994. At the same time, rental expense increased from $1,871,000 for the quarter ended January 31, 1994 to $2,365,000 during the quarter ended January 31, 1995.

     An examination of the rental expense reveals that a substantial portion of the year to year increase in rental expenses is due to the additional depreciation, interest expense and real estate taxes resulting from the acquisition of Westridge in 1992 and, to a lesser extent, the acquisition of the additional property in Rockaway, New Jersey, during 1993 and the acquisition of Westwood Hills in June of 1994.

     In addition, interest income continued to decline reflecting both the fact that the Trust has not accumulated significant amounts of cash on hand and reduced interest rates being paid by depositories on such cash deposits.

     Net income for the fiscal year 1994 was $2,383,930 or $1.53 per Share, as against $2,295,000, or $1.47 per Share for the same period in fiscal year 1993. Net income for the first quarter of fiscal year 1995 was $686,000 or $0.44 per share, as against $574,000, or $0.37 per share for the same period in fiscal year 1994. The annual and quarterly increases are primarily attributable to the income derived from the leasing of previously vacant shopping center space, particularly at the Trust's center in Frederick, Maryland, and a positive cash contribution from the recently acquired Westwood Hills Apartments. In addition, various operational costs have continued to moderate. In the first quarter of fiscal year 1995, the northeastern portion of the United States had a mild winter, resulting in diminished costs for heating and snow removal when compared to the severe winter with significant snowfalls which was experienced during the first quarter of fiscal year 1994. The results of the third and fourth quarters of 1994 include income from the Trust's interest in Westwood Hills, which was purchased in June, 1994.

Liquidity and Capital Resources

     Cash flows from operations, debt financing and the sale of Trust Shares have been the principal sources of capital used to fund the Trust's property acquisitions and expansion.

     The Trust has a $20 million line of credit from UJB that may be used to finance the acquisition or development of additional properties and for general business purposes (the "Bank Credit Facility"). Borrowings under the Bank Credit Facility bear interest: (i) at a variable fluctuating rate equal to UJB's Base Lending Rate or at the LIBOR Base plus 200 basis points (2.0%), on all borrowings up to $10,000,000; and, (ii) at UJB's Base Lending Rate plus one half of one percent (1/2%), or at the LIBOR Base, plus 250 basis points (2.5%), on all borrowings in excess of $10,000,000. At January 31, 1995, the sum of $5.932 million was outstanding under the Bank Credit Facility.

     The Trust may seek, under certain circumstances, to obtain funds through additional equity offerings and/or debt financing (other than the Bank Credit Facility), such as purchase money financing from the sellers of real estate or mortgage loans from institutions. Such funds may be used in connection with the acquisition of additional properties, the renovation or expansion of existing properties or, as necessary, to meet the distribution requirements for REITs under the Code. The availability and terms of any such equity offering will depend upon market and other conditions. There can be no assurance that such additional equity capital will be available on terms acceptable to the Trust. Economic conditions and prevailing banking standards have generally restricted the availability of debt financing, particularly in connection with mortgage loans for real estate acquisitions. The Trust is unable to project in a definitive manner what impact such economic conditions and prevailing banking standards will have on the Trust's ability to finance new acquisitions.

     The Trust has an ongoing program to make various capital improvements for certain apartment properties, including new roofs, windows and kitchens. The short term impact of these capital outlays will be to depress the Trust's current cash flow. Nevertheless, the Trust expects to benefit from these expenditures by preserving the physical integrity of its properties and reducing future maintenance costs. In addition, the Trust anticipates that the renovated apartment units will command higher rentals.

     Other than the apartment rehabilitation program, the Trust has made no commitments, and has no understandings, for additional capital expenditures, except with respect to the redevelopment of the Franklin Lakes Shopping Center which will be renamed "Greentree Shopping Plaza." The Trust intends to demolish the present center, consisting of approximately 33,320 square feet of leasable space, and to construct a new center with approximately 88,000 square feet of leasable space.

     Grand Union occupies a total of 15,960 square feet of leasehold space at the present center. Grand Union has filed for reorganization under Chapter 11 of the United States Bankruptcy code. The Grand Union lease expires on August 31, 1995. As a result, the Trust anticipates that it will commence construction of the new shopping center in September or October 1995. Construction will take approximately nine (9) months. During the construction period, the property will generate no income. The Trust realized approximately $166,000 in income from the shopping center during fiscal year 1994. The loss of income for the construction period will be approximately $0.11 per share on an annual basis. The construction of the new shopping center will not be commenced until the Trust has secured all necessary governmental approvals, has executed acceptable leases with one or more anchor tenants and has obtained suitable financing for the project. The Trust anticipates that it will secure a mortgage from a third party lender, in the amount of approximately $6.0 million, to provide the necessary funding for the construction.

     Under the terms of the Leases relating to the shopping center/retail properties, the tenants are responsible for various operating expenses and real estate taxes. See "Business -- Properties" and "Business -- Shopping Center Leases". As a result of these arrangements, the Trust does not believe it will be responsible for any major expenses in connection with such properties during the lease term of any tenant. The Trust anticipates entering into similar Leases with respect to its properties in the future. After the Lease term, or in the event a tenant is unable to meet its obligations, the Trust anticipates that any expenditures it might become responsible for in maintaining the properties will be funded by cash from operations and, in the case of major expenditures, possibly by borrowings. To the extent that expenditures or significant borrowings are required, the Trust's cash available for distribution and liquidity may be adversely affected.

     The Trust anticipates that adequate cash will be available to fund its operating and administrative expenses, continuing debt service obligations and the payment of distributions in accordance with REIT requirements.

Capital Strategy

     Since its inception in 1961, the Trust has elected to be treated as a REIT for Federal income tax purposes. The Trust anticipates making distributions to its stockholders from operating cash flows, which are expected to increase from future growth in rental revenues and other sources. Although cash used to make distributions reduces amounts available for capital investment, the Trust generally intends to distribute not less than 95% of funds from operations, reserving such amounts as it considers necessary for the expansion and renovation of its properties or the acquisition of new properties as suitable opportunities arise.

     Although the Trust receives most of its rental payments on a monthly basis, it intends to make regular quarterly distributions. Amounts accumulated for distributions will be invested by the Trust in short-term marketable instruments.

Economic Conditions

     As of January 1, 1995, the Registrant has observed that the economic climate in the Mid-Atlantic states has shown some improvement over what was experienced in 1990-1994. Nevertheless, a continued rise in interest rates may have the effect of again depressing the economic conditions which could result in the inability of some existing tenants of the Trust to meet their lease obligations and could otherwise adversely affect the Trust's ability to attract or retain tenants.

     Management believes that inflation will have a positive impact for the long-term potential appreciation of the Trust's shopping centers and apartment complexes. The majority of the Trust's shopping center leases contain provisions designed to mitigate the short-term adverse impact of inflation. Such provisions include clauses enabling the Trust to receive percentage rents which generally increase as prices rise and/or escalation clauses which are typically related to increases in the consumer price index or similar inflation indices. Most of the Trust's leases require the tenant to pay its pro rata share of costs and expenses associated with the ongoing operation of the property, including, but not limited to, real property taxes and assessments, repairs and maintenance, and insurance, thereby reducing the Trust's exposure to increases in operating costs and expenses resulting from inflation.

     However, inflation may have a negative impact on some of the Trust's other operating items. Interest and general and administrative expenses may be adversely affected by inflation as these specified costs could increase at a rate higher than rents. Also, for tenant leases with stated rent increases inflation may have a negative effect as the stated increases in these leases could be lower than the increase in inflation at any given time.

     Inflation may have a materially adverse effect upon the net income of the Trust's apartment complexes, particularly those located in municipalities which have enacted rent control or rent levelling ordinances. Such ordinances typically limit the amount of the annual rental increase a tenant will be obligated to pay upon renewal of the tenant's lease. To the extent that an ordinance does not provide a mechanism for the recovery of all operating cost increases or only allows such recoupment pursuant to an application and approval process (with consequent regulatory and implementation delays), the Trust's net income from the operation of its apartment complexes could be eroded by inflation.

                              RECENT DEVELOPMENTS

Bank Credit Facility

     On February 10, 1994, the Trust obtained a new credit line, in the principal amount of $20 million, from United Jersey Bank ("UJB") (the "Bank Credit Facility"). The Bank Credit Facility replaced the credit line previously provided to the Trust by National Community Bank of New Jersey ("NCB"), and its successor, the Bank of New York, National Community Division ("BNY"). At the closing, the Trust repaid the principal balance of $3.92 million then due and owing to BNY on the credit line, and paid accrued interest of $26,733, with the proceeds of an advance under the Bank Credit Facility.

     In accordance with the provisions of Section 2.03 of the Credit Agreement between UJB and the Trust, dated February 10, 1994, and subject to a $20 million limitation on all advances, UJB will make available to the Trust up to a maximum of $7.5 million for general business purposes and up to a maximum of $15 million, on an offering basis, for the Trust's acquisition of real estate and capital improvements. The real estate acquisition advances are subject to certain limitations and requirements.

     The Bank Credit Facility expires on February 10, 1997, unless extended by agreement of the parties or unless sooner terminated upon the occurrence of an event of default or in accordance with the provisions of Sections 2.02(b) and
6.09 of the Credit Agreement. Pursuant to those sections, the Trust must satisfy certain financial requirements. Such tests include the maintenance of: (1) shareholders' equity at a level of at least $18 million as of the end of each fiscal quarter; (2) a debt to worth ratio of not less than 4.0; (3) cash flow (net income plus depreciation) in excess of $2.5 million for the preceding twelve months, as determined at the end of each fiscal quarter; (4) a debt service coverage ratio of 1.4 or greater. Section 6.09(e) of the Credit Agreement prohibits the Trust from incurring any additional secured or unsecured indebtedness (other than trade payables), except for the refinancing of existing mortgages, for the acquisition of new income-producing property (but only where such debt is on a non-recourse basis other than liability under environmental, fraud and representation and warranty clauses) and for the expansion and/or renovation of existing income-producing property. The Trust's obligations under the Bank Credit Facility are secured by mortgage liens on all of the Trust's properties except the Westwood Plaza Shopping Center, the Westridge Square
Shopping Center, the Westwood Hills Apartments and the vacant or unimproved lands.

     Advances under the Bank Credit Facility up to and including $10 million in the aggregate bear interest, at the election of the Trust, at either: (A) UJB's variable Base Lending Rate, as announced from time to time; or (B) (i) the average of LIBOR (the annual rate of interest at which United States Dollars deposits are offered to prime banks in the London interbank market) on contracts ending 1, 2, 3 or 6 months from the advance date, for the two (2) business days preceding the advance date (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) divided by (ii) a percentage equal to 100% less the stated maximum rate of all reserves required to be maintained against "LIBOR Rate Liabilities" as specified in Regulation D, (the "LIBOR Base"), plus (iii) 200 basis points (2%). Advances in excess of $10,000,000 will bear interest at the UJB Base Lending Rate plus one half of one percent (1/2%) or at the LIBOR Base plus 250 basis points (2.5%). At closing, the Trust elected to use the LIBOR Base, plus 200 basis points, which then produced an interest rate of 5.88% per annum. The principal balance due on the Bank Credit Facility (as of January 31, 1995) was $5.932 million and the applicable interest rate was 7.875%. During the fiscal year ended October 31, 1994, the highest interest rate charged to the Trust on funds borrowed under the Bank Credit Facility was 6.63%.

Acquisition of Interest in Westwood Hills, L.L.C.;
Acquisition of Westwood Hills Apartments

     During May, 1994, the Trust acquired a 40% interest in Westwood Hills, L.L.C., a limited liability company organized under the laws of the State of New Jersey ("Westwood Hills"). The Trust paid a cash consideration of $2,440,000 for its interest in the limited liability company. The funds for the acquisition of the interest were obtained by drawing against the Bank Credit Facility. The Trust was designated as the Managing Member of Westwood Hills in a certain Operating Agreement dated as of May 31, 1994 by and among the Trust and the Limited Members of Westwood Hills.

     On June 2, 1994, Westwood Hills closed on the purchase of a 210 unit apartment complex located in the Borough of Westwood, County of Bergen, State of New Jersey, known as the "Westwood Hills Apartments". Westwood Hills paid $15,419,000 for the property including closing costs, closing adjustments and brokerage commissions of $225,000 to a third party broker and $500,000 paid to Hekemian & Co., Inc., a related party. A portion of the purchase price was financed with the proceeds of a $10.5 million mortgage loan from United Jersey Bank ("UJB"), secured by a first lien on the Westwood Hills property in favor of UJB. At the closing of the mortgage loan, UJB advanced $9.52 million for the purchase of the Westwood Hills property. Westwood Hills has the right to request disbursement of the remainder of the mortgage loan upon compliance with certain conditions in the loan documents.

     The Trust and two Limited Members of Westwood Hills, jointly and severally, guaranteed repayment to UJB of up to $2 million of the outstanding mortgage indebtedness upon the occurrence of a default under the loan documents. In addition, the Trust and certain Limited Members have indemnified UJB against, and held UJB harmless from, any losses or damages sustained by reason of: (i) any fraudulent misrepresentations by Westwood Hills or its Members; (ii) intentional waste of the collateral for the mortgage; and (iii) any environmental liabilities, claims and expenses related to the property.

     The interests sold by Westwood Hills to third parties, including the Trust, were not registered pursuant to the Securities Act of 1933 or with the New Jersey Bureau of Securities. The Operating Agreement for Westwood Hills also imposes restrictions on the transfer of the Trust's interest and the interests of the Limited Members. As a result, the Trust's interest in Westwood Hills cannot be freely or readily transferred. There is no current market for the Trust's interest in the limited liability company. The Trust does not anticipate that a market for its interest will develop in the future.

                                  RISK FACTORS

     An investment in the Trust's Shares involves various risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus, prospective investors should carefully consider the following information in conjunction with other information contained in this Prospectus before making a decision to enroll in the Dividend Reinvestment and Share Purchase Plan and to purchase Shares. Each factor could adversely affect the price of the Shares and the Trust's ability to make distributions to shareholders.

Risks of Equity Real Estate Investments

Competition

     Numerous other real estate investment trusts, banks, insurance companies and pension funds, as well as corporate and individual developers and owners of real estate, compete with the Trust in seeking properties for acquisition, tenants for properties, leasing revenues and land for development. During the past several years, the Trust has concentrated its expansion efforts upon the acquisition of multi-family residential and shopping center properties which are substantially larger than those real estate assets the Trust had historically sought to include in its portfolio. As a result, the Trust has encountered increasing competition for investment grade real estate from other entities and persons which have investment objectives similar to those of the Trust. Such competitors may have significantly greater resources and financial revenues, may derive funding from foreign and domestic sources and may have larger staffs to find, evaluate and secure new properties.

     In addition, retailers at the Trust's shopping centers face increasing competition from discount shopping centers, outlet malls, catalogues, discount shopping clubs and telemarketing. In many markets, the trade areas of the Trust shopping center properties overlap with the trade areas of other centers. Renovations and expansions at those competing malls could negatively affect the Trust's shopping center properties by encouraging shoppers to make their purchases at the expanded or renovated competing center. Increased competition could adversely affect the Trust's revenues. New retail real estate competition could be developed in the future in trade areas that could adversely affect the revenues of the Trust's shopping center properties.

     The Trust has experienced competition in the rental of apartment units in its residential properties, particularly from those multi-family properties which have been converted to condominiums. However, the overall impact of condominium conversions upon vacancy rates for the Trust's residential properties has not been material.

General Factors Affecting Investment in Shopping Centers and
Residential Properties; Effect of Economic and Real Estate Conditions

     The revenues and value of shopping centers and residential properties may be adversely affected by a number of factors, including: the national economic climate; the regional economic climate (which may be adversely affected by plant closings, industry slowdowns and other local factors); local real estate conditions (such as an oversupply of retail space or apartment units); perceptions by retailers or shoppers of the security, safety, convenience and attractiveness of the shopping center; perception by residential tenants of the safety, convenience and attractiveness of an apartment building or complex; the proximity and quality of competing centers and apartment complexes; the availability of recreational and other amenities and the willingness and ability of the owner to provide capable management and adequate maintenance. In addition, other factors may adversely affect the value of a shopping center or apartment complex without necessarily affecting its current revenues, including changes in governmental regulations, such as limitations on hours of operations, changes in tax laws or rates and potential environmental or other legal liabilities.

Shopping Center Properties; Dependence on Anchor Stores and Satellite Tenants

     The Trust's income and funds available for distribution would be adversely affected if space in the Trust's shopping center properties could not be leased or if anchor store tenants or satellite tenants failed to meet their contractual obligations. The success of the Trust's investment in the shopping center properties is dependent upon the success of the business of the tenants leasing space therein and, to the extent that a tenant's performance under its lease has been guaranteed, on the guarantor of such lease. Unfavorable economic, demographic or competitive conditions may adversely affect the financial condition of tenants and/or guarantors, and, consequently, the lease revenues and the value of the Trust's investments in the shopping center properties. If the sales of stores operating in the Trust's shopping center properties were to decline due to economic conditions, the closing of anchors or for other reasons, tenants may be unable to pay their minimum rents or expense recovery charges. In the event of default by a tenant or anchor, the Trust might experience delays and costs in enforcing its rights as landlord.

Renewal of Leases and Reletting of Space

     There is no assurance that the Trust will be able to retain tenants in its shopping centers upon expiration of their leases. The Trust will be subject to the risks that, upon expiration of leases for space located in the Trust's shopping center properties, the premises may not be relet or the terms of reletting (including the cost of concessions to tenants) may be less favorable than current lease terms. Leases for a total of approximately 1.9% and 5.7% of the gross leasable area in the Trust's shopping centers have expired or will expire in 1994 and during 1995, respectively. If the Trust were unable promptly to relet all or a substantial portion of this space or if the rental rates upon such reletting were significantly lower than expected rates, the Trust's net income and ability to make expected distributions to shareholders may be adversely affected.

Illiquidity of Real Estate Investments; Possibility that Value of the Trust's Interests May be Less than its Investment

     Equity real estate investments are relatively illiquid. Therefore, the ability of the Trust to vary its portfolio in response to changed economic, market or other conditions will be limited. Beyond general illiquidity, the Trust's interest in Westwood Hills is also subject to transfer constraints imposed by the Operating Agreement and by the fact that there is no market for the Trust's interest.

     If the Trust were compelled to liquidate its holdings in the current real estate market, the proceeds to the Trust from the sale of certain assets might be less than the Trust's current investment in those assets.

Inability to Obtain Financing

     The Trust may or may not be able to obtain financing for improvements, capital expenditures, acquisitions, development or expansions. If the Trust is not able to obtain such financing, it will not be able to proceed with contemplated projects.

Leverage; No Limitation on Debt; Possible Inability to Refinance
Balloon Payments on Mortgage Debt

     The Trust has incurred, and may continue to incur, indebtedness (secured and unsecured) in furtherance of its activities. There are mortgage liens covering all of the Trust's apartment properties and retail/commercial properties. Neither the Trust Declaration nor any policy statement formally adopted by the Board of Trustees limits either the total amount of indebtedness or the specified percentage of indebtedness (based on the total capitalization of the Trust) which may be incurred. Accordingly, the Board of Trustees of the Trust could change the current policies of the Trust regarding indebtedness, subject only to certain restrictions imposed by the Bank Credit Facility. If these policies were changed, the Trust could become more highly leveraged, resulting in an increased risk of default on the obligations of the Trust and in an increase in debt service requirements that could adversely affect the financial condition and results of the operations of the Trust.

     The Trust may be required to borrow money and mortgage its properties to fund any short fall of cash necessary to meet the Code's distribution requirements for the maintenance of REIT status. The resulting interest expense and debt amortization with respect to any borrowings, including borrowings under the Bank Credit Facility, could negatively affect the Trust's cash available for distribution. If the Trust defaults on any loan secured by a mortgage or mortgages on its property or properties, the lender may exercise their remedies, including foreclosure on such property or properties. In that event, the Trust could lose its investment in such property or properties.

     Payment obligations on mortgages and other indebtedness generally are not reduced if the economic performance of any of the Trust's properties declines. If any such decline occurs, the Trust's income and funds available for distribution would be adversely affected.

     The Trust does not expect to have sufficient funds from operations to make a final payment of principal when due under the mortgages on the Trust's Westwood Plaza and Westridge Square Shopping Centers and the Westwood Hills Apartments. The Trust intends to refinance such debt at or before maturity. However, there can be no assurance that the Trust will be able to refinance such indebtedness or otherwise obtain funds by selling assets or by raising equity. An inability to make such balloon payments when due would permit the mortgage lender to foreclose on such properties, which would have a material adverse effect on the Trust. In addition, interest rates on any debt issued to refinance such mortgage debt may be higher than the rates on the current mortgages, which could adversely affect funds from operations available for distribution. Realization of any of the foregoing contingencies could have a material adverse effect on the Trust's net income and/or financial condition.

Possible Liability Relating to Environmental Matters

     Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property, as well as certain other potential costs relating to hazardous or toxic substances (including government fines and penalties and damages for injuries to persons and adjacent property). Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. Such liability may be imposed on the owner in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefor could exceed the value of the property and/or the aggregate assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral, which, in turn, would reduce the Trust's revenues and ability to make distributions.

     A property can also be negatively impacted either through physical contamination or by virtue of an adverse effect upon value attributable to the migration of hazardous or toxic substances, or other contaminants that have or may have emanated from other properties.

     The Trust has previously authorized the New Jersey Department of Environmental Protection ("NJDEP") to install monitoring wells on its vacant property located in South Brunswick, New Jersey. NJDEP advised the Trust that its investigation relates to whether the Trust's property has been contaminated as a result of the migration of environmentally sensitive materials from the J.I.S. Landfill located next to the Trust's property. The J.I.S. Landfill has been placed on the National Priority List published pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("Superfund Law").

     NJDEP supplied the Trust with preliminary data indicating that the groundwater located below the Trust's property is contaminated. The Trust asked the NJDEP to supply additional data with respect to the site. In addition, the Trust retained J.H. Crow Company ("Crow"), an environmental consultant, to (a) review all data supplied by NJDEP; and (b) recommend such further environmental studies as may be required to determine whether the site has sustained damage beyond groundwater contamination.

     The Trust's environmental consultant conducted a soil sampling program at the Trust's property. Based upon these studies, Crow has concluded that there is no evidence, at the present time, of soil contamination on the Trust's property at levels which require remedial action. The NJDEP has supplied the Trust with a report which concludes that there was no evidence of any migration of hazardous substances or materials from the J.I.S. Landfill to the Trust's property. Consequently, the Trust's property has not been included in any remediation plans. The Trust's environmental consultant recommended that the Trust consider either the construction of an earth berm or the restoration of a borrow pit on the Trust's property in order to prevent the overland flow of stormwater runoff(and potentially, hazardous substances) from the J.I.S. Landfill onto the Trust's property. Following the recommendation of its consultant, the Trust determined to construct the earth berm. Work on the earth berm has been completed under the supervision of Crow.

     The Trust's environmental consultant has also reported the NJDEP's finding that the groundwater in the entire region, including the groundwater below the Trust's property, has been contaminated as a result of the activities at the J.I.S. Landfill. The affected groundwater is, or will be, the subject of remediation activities to be conducted by NJDEP and/or the responsible parties identified in connection with the J.I.S. Landfill cleanup. The Trust is not a responsible party with any liability for the groundwater cleanup. Since the Trust's property is not dependent upon groundwater as a source of supply for drinking water and cleanup activities will be conducted under NJDEP supervision, the Trust does not believe the groundwater contamination has, or will have, any negative impact on the value or use of the property. Nevertheless, the Trust's environmental consultant has recommended that a damaged test well on the Trust's property, installed by the NJDEP, be formally and properly closed, to prevent the infiltration of any contaminants from the Trust's property into the Old Bridge aquifer.

     The Trust has never conducted any activities on the property other than to lease the land for farming purposes to various third parties. As a result, the Trust has not been named as a potentially responsible party under the Superfund Law through the date hereof. The Trust expects that any required cleanup activity will be undertaken by responsible third parties at no cost to the Trust.

     Other federal, state and local laws, statutes, ordinances, rules and regulations specifically require abatement or removal of certain asbestos-containing materials in the event of demolition or the making of certain renovations or remodeling and govern emissions of, and exposure to, asbestos fibers in the air.

     Certain apartment properties owned by the Trust may contain non-friable asbestos-containing materials. Other properties may contain friable and non-friable asbestos-containing materials. The Trust has conducted no tests to determine whether these materials are present. In connection with these properties, the Trust could be held liable for the costs of remediation with respect to such asbestos-containing materials or related claims.

     The operation and subsequent removal of underground fuel storage tanks also are regulated by federal and state law. The State of New Jersey has enacted a law (P.L. 1986, c.102, N.J.S.A. 58:10A-21 et seq.) regulating underground fuel storage tanks and requiring the registration of such tanks. The NJDEP adopted various rules and regulations effective as of December 21, 1987 implementing the law and mandating registration of underground tanks by September 4, 1990. The law and the rules and regulations impact upon the Trust's responsibilities with respect to underground storage tanks on its properties. The Trust has underground storage tanks located on two (2) of its properties. These tanks are used for the storage of fuel oil consumed to heat apartment units. The Trust registered these tanks in conformity with the law and the rules and regulations of the NJDEP. The Trust visually inspects the location of each underground storage tank for any evidence of spills or discharges. Based upon such inspections, the Trust knows of no underground storage tanks which are discharging material into the ground or groundwater at the present time. Current State law does not require the Trust to submit its underground storage tanks to special tightness testing under such circumstances. The Trust has conducted no such tests.

Failure to Qualify as a REIT; Reduction in Distributions from Failure to Qualify as a REIT; REIT Taxes

     The Trust intends at all times to elect to operate so as to qualify as a REIT under the Code. Although the Trust believes that it will be organized and will operate in such a manner, no assurance can be given that the Trust will qualify or remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code (the "Treasury Regulations") is greater in the case of a REIT that holds its assets in partnership form. The determination of various factual matters and circumstances not entirely within the Trust's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Trust is relying on the opinion of Chapman, Henkoff, Kessler, Peduto & Saffer, counsel to the Trust, regarding various issues affecting the Trust's ability to qualify as a REIT. Such legal opinion is not binding on the Internal Revenue Service (the "IRS"). See "Federal Income Tax Considerations."

     If in any taxable year the Trust were to fail to qualify as a REIT, the Trust would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Trust would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to the Trust's shareholders and the distributions to shareholders would be dramatically reduced for each of the years involved. Although the Trust currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Trustees, without the consent of the Trust's shareholders, to revoke the REIT election. See "Federal Income Tax Considerations".

     Although qualified to be taxed as a REIT, certain transactions or other events could lead to the Trust being taxed at rates ranging from 4% to 100% on certain income or gains.

Distributions to Shareholders; Potential Requirement to Borrow;
Possible Return of Capital

     To obtain the favorable tax treatment associated with REIT qualification under the Code, the Trust generally will be required each year to distribute to its shareholders at least 95% of its net taxable income. In addition, the Trust will be subject to tax on its undistributed net taxable income and net capital gain, and a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its taxable ordinary income, (ii) 95% of its capital gain net income for the calendar year; and (iii) any undistributed taxable income from prior years.

     The Trust intends to make distributions to its shareholders to comply with the distribution requirements of the Code and to avoid income taxes and the nondeductible excise tax. The Trust's income will consist almost entirely of rental income derived from leasing of the Trust's properties. Possible timing differences between the receipt of income and the payment of expenses, the inclusion and deduction of such amounts in determining taxable income of the Trust and the effect of required debt amortization payments could require the
Trust to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. In such instances, the Trust may need to borrow funds in order to avoid adverse tax consequences even if management believed that then prevailing market conditions were not generally favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. For Federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital or a combination thereof. The Trust will provide its shareholders with an annual statement indicating the tax character of the distributions.

     Distributions by the Trust will be determined by the Board of Trustees and will be dependent on a number of factors, including the amount of funds from operations available for distribution, the Trust's financial condition, any decision by the Board of Trustee to reinvest funds rather than to distribute such funds, the Trust's capital expenditures, the annual distribution requirements under the REIT provisions of the Code (see "Federal Income Tax Considerations -Requirements for Qualification -- Annual Distribution Requirements") and such other factors as the Board of Trustees deems relevant. Accordingly, there is no assurance that the Trust will be able to maintain its distribution rate.

Restrictions on Transfer and Limitation on Ownership of Shares Necessary To Maintain REIT Status

     For the Trust to qualify as a REIT in any taxable year, no more than 50% in value of its outstanding capital stock may be owned directly, or indirectly by attribution, by five or fewer individuals (which for this purpose includes domestic pension funds and certain other tax exempt entities) at any time during the second half of the Trust's taxable year. In addition the outstanding stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportional part of a short taxable year. (See "Federal Income Tax Considerations").

     Because of the share ownership  requirements  applicable to REITs,  Section
6.10 of the Trust Declaration contains restrictions on the sale, transfer and issuance of its stock. Such restrictions authorize the Trustees to refuse to sell or issue stock to any person, if such sale, transfer or issuance would endanger the qualification of the Trust as a REIT. Such provisions may inhibit market activity and the resulting opportunity for shareholders to realize a premium for their Shares that might otherwise exist if a shareholder were attempting to assemble a substantial block of stock. Also, there can be no assurance that such provisions will in fact enable the Trust to meet such concentration of ownership requirements. Such provisions would also make the Shares an unsuitable investment for any person or entity seeking to obtain ownership of a significant portion of outstanding stock of the Trust.

Restrictions on and Risks of Expansion and Development Activities

     The Trust intends to pursue expansion and development activities on a selective basis as opportunities arise. In connection with any expansion or development, the Trust will incur risks associated with any such activities.
These risks include the risk that expansion or development opportunities explored by the Trust may be abandoned and any pre-expansion or pre-development costs expended in pursuit of those opportunities would be lost; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomic; the risk that financing may not be available; and the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable. Also, there are competitors seeking properties for development which could compete with the Trust for development opportunities. Some of these competitors may have greater resources than those of the Trust.

Possibility that Changes in Investment and Financing Policies May Adversely Affect Financial Condition or Results of Operations

     The Board of Trustees determines the investment and financing policies of the Trust. The Board of Trustees has no present intention to amend or revise these policies. However, the Board of Trustees may do so at any time without a vote of the Trusts' shareholders. A change in these policies could adversely affect the Trust's financial condition or results of operations. See "Statement of Investment and Other Policies".

No Established Public Trading Market for the Trust's Shares;
Risk of Changes in Stock Price

     The Trust's Shares are listed on the NASDAQ Bulletin Board and traded on a sporadic basis. There is no established public trading market for the Trust's Shares. There can be no assurance that such a market will develop. Accordingly, shareholders of the Trust may be unable to sell their Shares in open market transactions.

     The market value of the Shares could be substantially affected by general market conditions, including changes in interest rates. An increase in market interest rates may lead purchasers of the Shares to demand a higher annual yield on the price paid for Shares from dividend distributions made by the Trust, which could adversely affect the market price of the Shares. Moreover, numerous other factors, such as government regulatory action and modification of tax laws, could have significant effect on the future market price of the Shares.

Possible Adverse Effects on Share Prices Arising from
Shares Available for Future Sale

     No prediction can be made as to the effect, if any, that future sales of Shares, or the availability of Shares for future sale will have on the market price of the Shares. Sales of substantial amounts of Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for the Shares. The Trust may finance all or a portion of the costs of acquisitions, expansions, improvements, renovations, remodeling and reconstruction through public or private offerings of debt or other equity securities. In addition, in order to maintain a certain debt to total market capitalization ratio, while at the same time implementing an acquisition strategy, the Trust may issue additional Shares rather than incur debt.

     The Board of Trustees has the authority, without shareholder approval, to issue additional Shares or other capital stock of the Trust in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for property. Existing shareholders would not have any preemptive right to purchase shares issued in any offering and any such offering might cause a dilution of a shareholder's investment in the Trust.

Uninsured Loss

     The Trust carries comprehensive liability, fire, extended coverage and rental loss insurance covering all of its properties, with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from wars or acts of God) that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Trust could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any such loss would adversely affect the financial condition of the Trust. The Trustees believe that the Trust's properties are adequately insured in accordance with industry standards.

     The Trust maintains no insurance coverage on its properties for those losses which are, or may be, due to environmental conditions, risks and/or hazards, including, but not limited to, the degradation, pollution and/or contamination of air, soil, surface water or ground water by the spillage, discharge and/or emission of hazardous, toxic and/or other prohibited substances. The Trust also maintains no flood hazard insurance on the Westwood Plaza Shopping Center in Westwood, New Jersey. A substantial portion of the Westwood Plaza Shopping Center is located in a floodway and a flood hazard zone, as delineated on maps published by federal and state government agencies.

Costs of Compliance With Americans with Disabilities Act

     Under the Americans with Disabilities Act (the "ADA"), "public accommodations" such as retail shopping centers are required to meet certain federal requirements related to access and use by persons with disabilities. Compliance with the ADA requirements could require both structural and non-structural changes to the Trust's properties. Noncompliance could result in imposition of fines by the United States government or an award of damages to private litigants. Because the ADA became effective in 1992, the extent of its application to and its impact on the Trust properties is uncertain. The Trust has made no studies as to what improvements are, or may be, necessary to comply with the ADA. The Trust will take such action as may be required to bring all common areas at each of the Trust's properties into compliance with the ADA. The Trust believes that the costs of compliance will not have a material adverse effect on the Trust's financial condition or results of operations. Nevertheless, it is possible that the Trust will incur additional costs of complying with the ADA. If required changes involve a greater expenditure by the Trust, or must be made on a more accelerated basis than the Trust currently anticipates, its ability to make expected distributions could be adversely affected.

Heating Costs: Increases in Fuel Prices and Availability of Supplies

     The Trust provides oil or gas heat to tenants of its apartment units, except for the properties located in Camden and Spring Lake Heights. Any increased demands for fuel oil or natural gas, such as those resulting from unusually cold weather, will result in an increase in the Trust's operating expenses for those properties and a reduction in net income. Similar effects may arise during normal usage conditions from increases in the price of fuel oil due to market conditions, including, for example, supply shortages, delivery interruptions or lack of sufficient refinery capacity for adequate fuel oil production.

                                USE OF PROCEEDS

     The Trust is unable to estimate the amount of proceeds from the Shares to be sold under the Plan. The Trust intends to use any proceeds from the sale of such Shares for general business purposes, including the reduction of the Trust's current indebtedness, and as working capital.

                    TRADING AND MARKET PRICES OF THE SHARES;
                     DISTRIBUTIONS AND DISTRIBUTION POLICY

Trading and Market Prices

     The following table sets forth, for the periods indicated, the highest and lowest bid and asked quotations in the over-the-counter market (according to National Quotation Bureau, Inc.). It should be noted that over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. There is no established public trading market for the Trust's shares, such trading as occurs is sporadic and in small volumes, and in some quarters there were no sales.

                                                                                                                   Number of
Calendar                                                          Bid Prices              Asked Prices              Shares
Quarter                                                       High          Low         High          Low            Sold
- --------                                                      ----          ---         ----          ---          ---------
1993
  1st quarter                                                25           24           25-1/2        25-1/4           3,560
  2nd quarter                                                24-7/8       24           25-1/2        25-1/8          12,720
  3rd quarter                                                24-7/8       24           25-1/8        25               7,705
  4th quarter                                                24-1/2       23-1/2       25            23-3/4          10,274
1994
  1st quarter                                                23-1/2       23-1/2       24-1/2        24-1/8           2,545
  2nd quarter                                                23           23           24            23-7/8           3,812
  3rd quarter                                                23           23           24            23-1/2           2,050
  4th quarter                                                23           22           24            23               5,169
1995
  1st quarter*                                               22-1/2       22-1/2       24-1/2        24               2,900

*Through March 1, 1995

     The source of the foregoing information is Janney Montgomery Scott, Inc., members of the New York and other principal exchanges, whose principal office is located at 1801 Market Street, Philadelphia, Pennsylvania.

     Historical share prices are provided for information purposes only. Such information is nor necessarily indicative of, and is not intended to be indicative of, future share prices.

     There is one class of stock of beneficial interest with no par value. The number of record holders of the Trust's shares, as of December 9, 1994, was approximately 424. The holders have a total of 1,559,788 shares of beneficial interest which were outstanding at the close of the Trust's fiscal year ended October 31, 1994.

Distributions and Distribution Policy

     The Trust has paid cash distributions to its shareholders every year since 1963. The distributions per Share declared by the Trust for the last five fiscal years, together with the character of such distributions for tax purposes (based upon the tax returns filed by the Trust), are as set forth below:

                                                                                      Taxable as
                  For Fiscal                     Total                    ---------------------------------
                  Year Ended                   Per Share                  Ordinary                  Capital
                  October 31                 Distributions                 Income                    Gain
                  -----------------------------------------------------------------------------------------
                     1990                       $2.52                      $2.12                     0.40
                     1991                       $1.92                      $1.92                       --
                     1992                       $1.765                     $1.765                      --
                     1993                       $1.56                      $1.56                       --
                     1994                       $1.62                      $1.62                       --

     No assurance can be given that, in the future, anticipated levels of cash available for distribution will be sufficient to continue paying the same level of dividend/distributions.

     The Board of Trustees declares dividends on a quarterly basis and makes payment of such distributions to the shareholders on a quarterly basis.

     The Board's present policy is to distribute to the shareholders at least 95% of the Trust's taxable ordinary income. The Board may, however, elect to pay more or less than such amounts. In any event, the Trust expects to pay an amount at least sufficient to satisfy the distribution requirements of a REIT in order to enable the Trust to continue to qualify as a REIT for Federal income tax purposes. So long as the Trust continues to qualify as a REIT, shareholders will, therefore, receive in the form of dividends at least 95% of the otherwise taxable ordinary income of the Trust. Payment of dividends, however, will be at the discretion of the Board of Trustees at all times and will depend upon various factors. Such factors, include, without limitation, the Trust's financial condition, the revenues received from its properties, operating expenses for the properties, the actual cash flow from the properties, interest expense incurred on borrowings, the ability of tenants to meet their obligations on a current basis, the general condition of the economy in the United States and in the geographic areas where the Trust's properties are located, interest earned on working capital reserves, anticipated investments, capital requirements and unanticipated capital expenditures.

     As noted above, in order to maintain its qualification as a REIT, the Trust must, among other things, make an annual distribution to stockholders of a least 95% of its REIT taxable income (which does not include capital gains). Under certain circumstances, the Trust may be required to make distributions in excess of cash available for distribution in order to meet the distribution requirements of the Code. See "Federal Income Tax Considerations." In such situations, it may be necessary for the Trust to borrow or to liquidate investments in order to satisfy the distribution requirements for a REIT. The Trust presently anticipates that cash flow available for distribution will exceed earnings and profits, due to non-cash expenses, primarily depreciation and amortization. Distributions by the Trust to the extent of its current and accumulated earnings and profits for Federal income tax purposes will be taxable to the stockholders as ordinary income. Distributions in excess of earnings and profits will be treated as a non-taxable reduction of the stockholder's basis in the Shares to the extent thereof, and thereafter, as taxable gain. Distributions that are treated as a reduction of the holder's basis in the Share will have the effect of deferring taxation until the sale of the Shares. See "Federal Income Tax Considerations."

Impact of the Plan on Future Distributions

     The effect of the Plan will be to increase the number of Shares of the Trust. The funds generated by the purchase of Plan Shares, either through reinvestment of dividends or voluntary cash payments, will be invested and expended as described in "Use of Proceeds." However, the total revenue earned and net income earned by the Trust may remain constant or may decrease. In either instance, the result will be a reduction in the amount of cash available for distribution on a per Share basis. In addition, should a shareholder not enroll in the Plan and reinvest dividends in the purchase of Shares, the extent of such shareholder's ownership interest in the Trust will be diminished.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Trust at October 31, 1994.

         A. Indebtedness Outstanding (1):

            Mortgage Loans Payable                          $34,019,000
            Secured Bank Credit Facility                      5,428,000
                                                            -----------
                Total Indebtedness                          $39,447,000
                                                            -----------

         B. Shareholders' Equity:

            Shares of Beneficial Interest
            Without Par Value:
              Shares authorized, 1,560,000
              issued and outstanding,
              1,559,788                                     $19,314,000
            Undistributed Earnings                            1,834,000
                                                            -----------
                Total Shareholders Equity                   $21,148,000
                                                            -----------

         C.     Total Capitalization                        $60,595,000
                                                            ===========


         (1) Includes entirety of the mortgage indebtedness on Westwood Hills. For further information regarding borrowings, mortgage loans payable, the Bank Credit Facility and shareholders equity, see the combined financial statements incorporated by reference therein.

                    DESCRIPTION OF SHARES AND VOTING RIGHTS

General

     The shares of beneficial interest are the Trust's only class of authorized securities. Holders of shares are entitled to vote for the selection of Trustees and on no other matter. They have no right to vote on changes in investment policies or other policies of the Trust. Shareholders are entitled to one vote per share for each Trustee to be elected. Trustees are elected for staggered terms of three years each. Shareholders may not cumulate their votes in the election of Trustees. This means that the holders of more than 50% of the shares voting for election of Trustees can elect all of the Trustees if they choose to do so and, in such event, the holders of the remaining shares, voting for election of Trustees, will not be able to elect any person as a Trustee. Shareholders are entitled to receive such distributions as may be declared by the Trustees. (See "Trading and Market Prices of the Shares; Distributions and Distribution Policy.") The Shares have no par value. There are no conversion, redemption, exchange, sinking fund, or similar provisions regarding the Shares. The shareholders have no pre-emptive rights. The Declaration of Trust provides that shareholders shall not be liable for any calls or assessments and the Trustees shall not have the power to bind shareholders personally; and all contracts and similar agreements shall state that the shareholders are not personally liable thereunder. The Declaration of Trust may not be amended to increase shareholder liability without the unanimous written consent of all shareholders but otherwise may be amended or altered by a two-thirds vote of all Trustees, without notice to, or consent of, shareholders.

     The transfer agent and registrar for the Shares is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

     Shareholders have the right to inspect the balance sheets, income and earned surplus statements of the Trust and records of meetings of shareholders.

     The outstanding  Shares are, and the additional  authorized  Shares offered
hereby   will  be  when   issued  as   contemplated   herein,   fully  paid  and
non-assessable.

     The Declaration of Trust does not require a surety bond from any Trustee. There is no provision with respect to the bonding of any officer, employee, or agent of the Trust or of the Managing Agent or any of its officers, contractors or employees.

Shareholders' Liability to Third Parties and Indemnification by Trust

     The Declaration of Trust (Article VII) provides that shareholders shall not be personally liable in connection with Trust property or affairs of the Trust. The Trust's Declaration of Trust further provides the Trust shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his being or having been a shareholder, and that the Trust shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, the Trust is required to, and as a matter of practice does, insert a recital in every written instrument creating any obligation of the Trust that such obligation is not binding upon any of the Trustees or shareholders personally. However, with respect to tort claims and contractual claims where shareholder liability is not disavowed as provided above, claims for taxes and certain statutory liabilities, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Trust. The Declaration of Trust provides that upon payment of any such claim, the shareholder will be entitled to reimbursement by the Trust. Inasmuch as the Trust carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Trust's assets plus its insurance coverage would be insufficient to satisfy the claims against the Trust and its shareholders.

     The Trust will continue to explore the question of shareholder liability in particular jurisdictions in connection with proposed investments in such jurisdictions. The Trust intends, as a matter of policy, to make investments with a view to avoiding, as far as possible, liability of the shareholders for obligations of the Trust by making such investments based on advice of counsel, or in connection with indemnification or insurance arrangements, or otherwise.

Repurchase and Transferability of Shares

     In order for the Trust to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of its outstanding shares of beneficial interest, including the Shares, may be owned, directly or indirectly, by five or fewer individuals during the last half of the taxable year, and the Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

     Under the Declaration of Trust, if, in the good faith opinion of the Trustees, ownership of Shares of the Trust has or may become concentrated to an extent which may prevent the Trust from qualifying as a REIT, the Trustees have the power, by lot or other means deemed equitable by them, to prevent the transfer of, and/or to call for redemption, a number of Trust Shares sufficient, in the opinion of the Trustees, to maintain or bring the direct or indirect ownership thereof into conformity with the requirements for such qualification as a REIT. The Trustees may refuse to sell or transfer Shares if, in their judgment, such sale or transfer may endanger the qualification of the Trust as REIT under the Internal Revenue Code.


                                    BUSINESS

General

     The Trust invests in equity-oriented ownership of income producing real estate and other interests in real estate. The Trust has as its current objective the acquisition of real estate equity investments through the purchase of fee interests. The following table sets forth, for the Trust's last four fiscal years, the amount of rental income (in thousands of dollars) and percentage of total rental income contributed by properties owned by the Trust, each of which accounted for 10% or more of total rental revenues in the particular fiscal year.

                                                                        Years Ended October 31,
                                           ---------------------------------------------------------------------------------
                                                 1994                 1993                  1992                 1991
                                           ---------------------------------------------------------------------------------
Property                                      $         %          $          %         $          %          $          %
- --------                                   ---------------------------------------------------------------------------------
Wayne, New Jersey, garden
  apartment                                1,772      17.14      1,712     18.86      1,670      20.75     1,599       26.17
River Edge, New Jersey,
  garden apartment                           908       8.78        862      9.49        839      10.42       825       13.50
Westwood, New Jersey,
  shopping center                          1,396      13.50      1,294     14.25      1,253      15.57     1,325       21.69
Frederick, Maryland,(1)
  shopping center                          2,632      25.46      2,608     28.73      1,794      22.29        --         --
Maywood, New Jersey,
  garden apartment                           738       7.14        712      7.84        682       8.47       656       10.74

(1) Property purchased on March 4, 1992.

     With the exception of the Westwood Plaza and Westridge Square shopping center properties, a schedule of lease expirations for each of the subsequent ten years is not material. Substantially all of the leases pertaining to the units in the garden apartment projects are for a one year period. No tenant in any of the Trust's properties, with the exception of the anchor tenants at Westwood Plaza, Westridge Square and Franklin Lakes and the single tenant in the Glen Rock property occupies ten percent or more of the gross leasable area at a particular property.

Description of Certain Properties

     The following is more particular information on the Trust's major garden apartment and shopping center properties.

Garden Apartment, Wayne, New Jersey:

     The Wayne property is a group of two-story, brick and frame, garden-type apartments, air conditioned, containing 176 units located on Berdan Avenue. It was constructed in 1961. Sixty-two of the units contain 2 bedrooms, a kitchen, living room, bathroom and dining room, totalling approximately 1,101 sq. ft. The monthly rents for these apartments range from $746.81 to $1,065. One hundred fourteen (114) of the units contain one bedroom, kitchen, bath, living room and dining room, totaling approximately 805 sq. ft. and monthly rents range from $583 to $875. The present total monthly rent roll is $149,267. There are also 88 garages which rent at $40 to $60 per month each. There is off-street parking available for 220 cars at no extra cost. The realty tax rate per hundred dollars for 1994 is $2.28. Realty taxes for 1994 are $210,074.

     Wayne Township is located in northern New Jersey, approximately 15 miles from New York City. Three major highways presently pass through the town. The site is close to public grade schools and one block from public transportation. It is approximately one (1) mile from the National Headquarters of American Cyanamid Co.

Garden Apartment, River Edge, New Jersey:

     The River Edge property is a group of two-story, brick and frame, garden-type apartments, air-conditioned, containing 100 units, located on Hackensack Avenue and Main Street. It was constructed in 1966. All units contain 31/2 rooms, with a bedroom, living room, dining area and bathroom, totaling approximately 637 sq. ft. The monthly rents for these apartments range from $491.96 to $875. The present total monthly rent roll is $76,962. There are no garages, however, there is off-street parking available for 120 cars at no extra cost. The realty tax rate per hundred dollars for 1994 is $2.29.
Realty taxes for 1994 are $94,622.

     River Edge is located in Bergen County, New Jersey, approximately 5 miles from New York City. The property is in close proximity to New Jersey Highway Route 4, the Garden State Parkway and Interstate Route 80. The site is close to public grade schools. Public transportation and rail service to local areas and New York City are located within one-half mile from the property.

     The property is within walking distance of the Riverside Mall, a regional shopping center, and a large office building complex.

Garden Apartment, Maywood, New Jersey:

     The Maywood property is a group of two story brick and frame garden type apartments containing 80 units located on Maybrook Drive. It was constructed between 1946 and 1949. Forty of the units contain two bedrooms, a kitchen, living room and dining room totaling approximately 899 square feet. Monthly rents for these apartments range from $599.22 to $885.00. Forty of the units contain one bedroom, a kitchen, bathroom, living room and dining room totalling 728 square feet. Monthly rents on these units range from $584 to $760. The present monthly total rent roll is $62,337. There are also 52 garages which rent at $27.17 to $54.35 per month each. There is off-street parking available for 62 cars at no extra cost. The realty tax rate per hundred dollars for 1994 is $2.57. Realty taxes for 1994 are $89,436.

     Maywood is located in northern New Jersey approximately 10 miles from New York City. Four major highways are within two miles of the town. The site is close to public grade schools and shopping areas and is one block from transportation.

Westwood Plaza, Westwood, New Jersey

     The Westwood Plaza property is a 173,854 square foot shopping center, constructed in 1981, with 22 tenants. It is located on 21.74 acres in Bergen County, New Jersey. Rents range from $1,248 to $28,060 per month, exclusive of percentage rents. Monthly rent revenue, based on tenant leases, is $118,493.41 or $8.178 per square foot of gross leasable area ("GLA"). The present occupancy rate is 100% calculated according to gross leasable area .

     The properties surrounding the site are developed either for residential or commercial use. Properties to the south and west of the site, across a brook, consist of residential homes.

     A branch of the Conrail commuter line runs along the eastern boundary of the site.

     Tenants include restaurants, retail merchandise stores, a bank, a supermarket, a dentist and a hair salon. Grand Union, a supermarket, and K-Mart, a general merchandiser, each account for 10% or more of the property's gross leasable area. The annual rent for Grand Union and K-Mart are $134,400 and $336,720 respectively, exclusive of percentage rents.

     The property was purchased on August 22, 1988 from unaffiliated persons for the sum of $13,348,381, inclusive of the broker's commission. The purchase price was paid by way of: (A) $6,943,911.00 in cash, consisting of $3,793,911.00 from the Trust's cash reserves and a $3,150,000.00 draw down on a credit line then provided by the Bank of New York, National Community Division and (B) the assumption of an existing first mortgage with Aetna Casualty and Surety Company ("Aetna"), dated September 4, 1981, bearing interest at 10%, on which there was then outstanding the principal sum of $6,056,089.49. At closing, the Seller paid into an escrow account advance rent of $260,000 which represented guaranteed rent on the lease of an out parcel. The rent was released from escrow at the rate of $65,000 per year. The lease expired on June 30, 1992.

     The Trust is required to make monthly payments of $55,287 on the Aetna mortgage for interest and principal amortization. The principal balance due to Aetna was $5,557,000 as of October 31, 1994 and $5,530,000 at January 31, 1995.
The mortgage matures on September 4, 2001. The balance due at maturity, assuming no pre-payments of principal in advance of the due date, is $4,506,109. The Trust has made no provision to reserve cash to pay this indebtedness when due. The Trust anticipates refinancing the mortgage obligation at maturity. However, there can be no assurance that such mortgage financing will be available at the time, or that the refinancing will be in an amount sufficient to repay the outstanding indebtedness in full or that the interest rate on such refinancing will be as favorable as the rate presently being paid on the mortgage loan. Realization of any of the foregoing contingencies could have a material adverse effect on the Trust's net income and/or financial condition.

     The Aetna mortgage provides that the mortgage may be prepaid at any time on or after October 1, 1991. There are prepayment penalties applicable in 1994, 1995 and thereafter. In the event of a prepayment, the amount thereof (including the penalty) will be equal to 102% (during 1994) and 101% (during 1995 and thereafter) of the principal amount prepaid. Partial prepayments are permitted and would be applied to payments due on the Note in the inverse order of their maturity.

     The anchor tenants at Westwood Plaza are K-Mart and Grand Union. In addition to those anchor tenants, American Woman Figure Salon, a health club/exercise facility, Mandee Shop-Westwood, a womens' and juniors' clothing retailer, and Allpet Distributors, a distributor of pets, pet food, equipment and supplies, each account for more than five percent (5%) of gross leasable area (GLA) or the gross annual base rental at Westwood (based upon the rent roll as of October 31, 1994). The following table presents selected information concerning the anchor or major tenants and the other tenants, as a group.

                         Westwood Plaza Shopping Center

                                    Gross Leasable  % of Total Gross       Annual       % of Total (1994)       Rental Paid
Tenant                               Area Utilized    Leasable Area     Rental (1994)  Gross Annual Rental    Per Square Foot
- -----------------------------------------------------------------------------------------------------------------------------
1. Anchor or Major
   K-Mart                               84,256            48.46%         $  336,720          23.68%              $ 4.00
   Grand Union                          28,000            16.10%         $  134,400           9.45%              $ 4.80
   American Woman                        8,000             4.60%         $  104,000           7.30%              $13.00
   Mandee-Shop                           7,060             4.06%         $   81,190           5.71%              $11.50
   Allpet Distributors                   3,060             2.07%         $   75,600           5.32%              $21.00
                                       -------           ------          ----------         ------               ------
     Subtotal                          130,914            75.29%         $  731,910          51.46%              $ 5.59(1)
                                       -------           ------          ----------         ------               ------
2. All Other Tenants (17)               42,940            24.71%         $  690,011          48.54%              $16.07(1)
3. Totals                              173,854           100.00%         $1,421,921         100.00%              $ 8.18(1)
                                       =======           ======          ==========         ======               ======

(1) Average per square foot for all tenants in category or for all tenants.

     The table below sets forth pertinent information with regards to the expiration of tenant leases at Westwood Plaza for the period through the year 2003, identifying, by name, those tenants which account for more than five percent (5%) of the gross leasable area or the gross annual base rental at Westwood (based upon the rent roll as of October 31, 1994).

                         WESTWOOD PLAZA SHOPPING CENTER
                           TABLE OF LEASE EXPIRATIONS

                 Expiring Leases Gross Leasable    % of Total        Base        % of Total    Leases with   Gross Leasable
                   (Number or         Area            Gross      Annual Rental   Base Gross      Renewal     Area Subject to
   Year           Tenant Name)      Utilized      Leasable Area     (1994)      Annual Rental    Option     to Renewal Option
- -----------------------------------------------------------------------------------------------------------------------------
   1994               None             --              --             --             --            --              --
   1995               None             --              --             --             --            --              --
   1996                 3             5,330           3.06%        $ 96,120         6.76%           0               0
   1997                 3             6,750           3.88%        $ 95,180         6.69%           1             3000
   1998                 5            12,080           6.90%        $185,645        13.06%           2             4900
   1999
                 K-Mart              84,256          48.46%        $336,720        23.68%          (1)             --
                 Grand Union         28,000          16.10%        $134,440         9.45%          (2)             --
                 American Woman       8,000           4.60%        $104,000         7.30%          --              --
                 Mandee-Shop          7,060           4.06%        $ 81,190         5.71%          (3)             --
                 Allpet
                   Distributors       3,060           2.07%        $ 75,600         5.32%          --              --
                        1             3,780           2.17%        $ 52,920         3.71%          --              --
   2000               None             --              --             --             --            --              --
   2000                 1             3,100           1.78%        $ 68,460         4.81%          --              --
   2002                 2             6,400           3.68%        $ 85,800         6.03%           1             4400
   2003                 2             5,500           3.16%        $105,886         7.45%          --              --

(1) K-Mart's lease expires on December 31, 1999. K-Mart has renewal options for six (6) terms of five (5) years each.

(2) Grand Union's lease expires of September 30, 1999. Grand Union has renewal options for six (6) terms of five (5) year each.

(3) The lease of Mandee Shop - Westwood expires on January 31, 1999, with two renewal options of five (5) years each.

     On January 25, 1995, Grand Union Co., a tenant at the Trust's Westwood Plaza Shopping Center, filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. As of the filing date, Grand Union was current on its lease obligations to the Trust. The Trust has received all lease payments due from Grand Union through March of 1995. The commencement of the Chapter 11 proceedings constitutes a default under Grand Union's lease agreement with the Trust. Grand Union has not indicated whether it intends to continue operations at Westwood Plaza or to close. Grand Union could seek to terminate its lease. Management believes that, due to the large volume at this location, Grand Union will continue its operations there. The cessation of operations at Westwood Plaza could have a material adverse effect upon that center and the Trust. The Grand Union supermarket there produces substantial rental income. In the event that the lease with Grand Union was terminated, the Trust estimates that its income for fiscal year 1995 would be reduced by approximately $.08 per share. The Grand Union supermarket also serves as an anchor tenant attracting customer traffic. Grand Union has announced that it will be seeking Bankruptcy Court approval for $150 million in financing in order to make full payments to its trade creditors and that it expects to emerge from bankruptcy in 90 to 120 days as a fully operating and viable business.

     The Trust has received a request from the owner of an adjacent property for permission to enter upon a portion of the Westwood Plaza Shopping Center for purposes of performing certain tests or investigations there to verify that no petroleum materials or products have migrated from underground storage tanks on such adjacent property onto or under the Trust's property. There is no obvious evidence of any contamination at the center. Furthermore, it is the opinion of the Trust that, if any hazardous substances have migrated onto or under Westwood Plaza Shopping Center, any remediation would be undertaken at the sole cost of the adjacent property owner and any remediation activity would not materially interfere with the operations of the center.

Westridge Square Shopping Center, Frederick, Maryland

     The West Ridge property is a 254,274 square foot shopping center, constructed in 1987, with 26 tenants. It is located on 20.51 acres in Frederick, Maryland. Rents range from $1,544 to $50,162 per month, exclusive of percentage rents. Monthly rent revenue, based on tenant leases, is $209,984 or $9.91 per square foot of gross leasable area. The present occupancy rate is 99.58%, calculated according to gross leasable area.

     Westridge Square is a regional shopping center serving Frederick and part of Carroll and Montgomery Counties in Maryland as well as Adams County, Pennsylvania, and eastern West Virginia.

     The Center is situated in the center of a section of U.S. Route 40, known as the "Golden Mile". This is the shopping destination for the region. It is constructed of brick on block with two (2) grade levels, one facing Route 40 and the back facing Key Parkway.

     Tenants include restaurants, retail merchandise stores, a bank, a supermarket, a cinema, a gym and a hair salon. Giant Food, a supermarket, and Hechinger Company, which subleases to Burlington Coat Factory, a general clothing merchandiser, each account for 10% or more of the property's gross leasable area and annual base rental (based upon the rent roll at September 1, 1994). Giant Food occupies 55,330 square feet, or 21.76% of Gross Leasable Area, paying an annual rental of $482,364 ($8.717/square foot) which is 19.14% of annual base rental (based on the rent roll at September 1, 1994). Hechinger's subtenant has 85,992 square feet, amounting to 33.82% of Gross Leasable Area. Hechinger pays annual rent of $601,944, or $7.00/square feet, which accounts for 23.89% of the annual base rental for Westridge (based on the rent roll at September 1, 1994). The remaining tenants occupy 112,952 square feet of Gross Leasable Area (44.42% of total Gross Leasable Area), at an annual base rent of $1,435,500 ($12.65 square foot) or 56.97% of annual base rental (based on the rent roll at October 31, 1994.

     Giant Food's lease expires on October 31, 2011 with six 5-year options to renew. Hechinger's lease expires on November 3, 2006 with six 5-year options to renew.

     The following table sets forth pertinent information with respect to the expiration of the tenant leases at Westridge Square other than the leases with Giant Foods and Hechinger's.

                        Westridge Square Shopping Center
                           Table of Lease Expirations
                                  1994 - 2004

                                 Gross Leasable    % of Total        Base           % of       Leases with   Gross Leasable
                    Expiring          Area            Gross      Annual Rental   Total Base      Renewal     Area Subject to
   Year              Leases         Utilized      Leasable Area  Total (1994)   Annual Rental    Option   to Renewal Options
   ----             --------     --------------   -------------  -------------  -------------  ---------- ------------------
   1994                 2             6,493          2.53%        $ 85,099         3.49%            1             4013
   1995                 2             4,975          1.94%        $134,555         5.52%            2             4975
   1996                 5            13,097          5.10%        $218,613         8.97%            3             8976
   1997                 4            34,131         13.30%        $366,060        15.03%            3            32429
   1998                 2             9,914          3.86%        $ 97,989         4.02%            2             9914
   1999                 6            27,100         10.56%        $222,318         9.13%            4            19328
   2000               None               --          --                 --         --              --               --
   2001                 1             4,846          1.89%        $110,000         4.52%            1             4846
   2002               None               --          --                 --         --              --               --
   2003                 1             6,000          2.34%        $ 82,400         3.38%            1             6000
   2004                 1             3,487          1.36%        $ 34,800         1.43%            0                0

     The Trust purchased the shopping center in Frederick,Maryland on March 4, 1992. The purchase price for Westridge was $28,294,000 which was paid as follows: (1) assumption of an existing mortgage in the amount of $19,227,000 with State Mutual Life Assurance Company of America; (2) borrowed funds of $1,653,000 on the Trust's line of credit then provided by National Community Bank; and, (3) an adjusted amount of $7,414,000 from cash on hand. The Trust is required to make monthly payments of $160,925 to State Mutual Life for interest at the annual rate of 9% and principal amortization. The outstanding principal amount of the mortgage obligation to State Mutual was $18.624 million at October 31, 1994 and $18.560 million at January 31, 1995. The mortgage matures on August 1, 1997. The balance due on maturity, assuming no payments will be made on principal in advance of its due date, is $17,859,167. The Trust has made no provision to reserve cash to pay this indebtedness when it matures. The Trust anticipates refinancing the mortgage obligation at maturity. However, there can be no assurance that such mortgage financing will be available at the time, or that the refinancing will be in an amount sufficient to repay the outstanding indebtedness in full or that the interest rate on such refinancing will be as favorable as the rate presently being paid on the mortgage loan. Realization of any of the foregoing contingencies could have a material adverse effect on the Trust's net income and/or financial condition.

Apartment Projects

     The following table sets forth for each of the Trust's apartment properties or investments, their location, year of acquisition, number of units and average occupancy rate for the Trust's four most recent fiscal years.

Property and                       Year           No. of                      Average Occupancy Rate for F/Y/E October 31
Location                         Acquired          Units                  1991            1992           1993          1994
- ----------------------------------------------------------------------------------------------------------------------------
Lakewood Apts.                     1962              40                  97.72           97.80           98.78         97.50
Lakewood, N.J.

Palisades Manor                    1962              12                  97.59           96.47           96.55        100.00
Palisades Pk., N.J.

Sheridan Apts.                     1964             132                  95.29           94.70           97.00         94.70
Camden, N.J.

Grandview Apts.                    1964              20                  97.16           94.74           88.68        100.00
Hasbrouck Heights, N.J.

Berdan Court                       1965             176                  96.12           97.31           97.84         98.86
Wayne, N.J.

Heights Manor                      1971              79                  92.67           94.45           95.59         98.73
Spring Lake Hgts.,
N.J.

Hammel Gardens                     1972              80                  93.60           96.63           96.49         97.50
Maywood, N.J.

Steuben Arms                       1975             100                  96.12           95.11           95.94         98.00
River Edge, N.J.

Westwood Hills(1)                  1994             210                    N/A             N/A            N/A          98.10
Westwood, N.J.

(1) The Trust has a 40% interest in Westwood Hills, L.L.C., a limited liability company which holds legal title to the Westwood Hills apartment complex. The apartment complex was acquired on June 2, 1994.

     All of the Trust's apartment properties, are subject to some form of rent control or rent levelling under municipal ordinances, rules and regulations except for Westwood Hills, which has no rent control or rent levelling. Those ordinances are summarized as follows:

     Lakewood: (Lakewood Apartments)

         Renewals based on a 6.5% yearly increase.

     Palisades Park: (Palisades Manor)

         Renewals based on a 4% yearly increase. The Trust may lease a vacant unit to a new tenant at a rent equal to the greater of: (a) the then current rent received for a similar unit; or (b) an increased rent based upon the last rent charged for such unit plus 4% of the last rent.

     Hasbrouck Heights: (Grandview Apartments)

         Renewals based on a 5% yearly increase. Full vacancy decontrol.

     Camden: (Sheridan Apartments)

         Renewals based on a 6% yearly increase. Full vacancy decontrol.

     Wayne: (Berdan Court)

         Renewals based on CPI figures given monthly by Township. Full vacancy decontrol.

     Spring Lake Heights: (Heights Manor)

         Renewals based on a 3.5% yearly increase. Full vacancy decontrol.

     River Edge: (Steuben Arms)

         Renewals based on a 4% yearly increase. Full vacancy decontrol.

     Maywood: (Hammel Gardens)

         Renewals based on a 4.25% yearly increase. Parity decontrol based on highest rent for similar type apartment.

     Westwood: (Westwood Hills)

         No rent control.

     All of the apartment properties are subject to mortgage liens securing the $20 million Bank Credit Facility extended to the Trust by United Jersey Bank ("UJB"). In addition, UJB holds a first mortgage on the Spring Lake Heights property.

     The Spring Lake Heights obligation had a principal balance of $383,000 due to UJB as of October 31, 1994 and matures on March 1, 1999. The Trust makes monthly installment payments of $8,555 on account of this mortgage, for principal amortization and for interest charges (at the annual rate of 7.625%).

     The Westwood Hills property is subject to a first mortgage in favor of UJB, in the principal amount of up to $10.5 million. The mortgage loan closed on June 2, 1994 and matures on June 1, 2000. The mortgage bears interest at a fluctuating rate equal to UJB's floating "Base Rate" for a period of not more than eighteen (18) months ending December 1, 1995 (the "Floating Rate Period"). Westwood Hills may elect, during the Floating Rate Period, to have the interest charge converted from a floating rate to a fixed rate. If Westwood Hills so elects, the fixed interest rate will be equal to one hundred seventy-five basis points (1.75%) over the weekly average yield on the five (5) year United States Treasury Securities, in effect five (5) days prior to the effective date for the fixing of the interest rate, rounded up to the nearest one-eighth of one percent (.0125%) (the "Fixed Rate"). In the event no election is made prior to December 1, 1995, the Fixed Rate will become effective as of that date. In addition to interest, Westwood Hills makes principal payments based upon a 25 year amortization schedule and an assumed constant of eight percent (8%) per annum. At maturity, assuming no prepayments, the sum of $8,598,805 will be due and owing to UJB. Westwood Hills has made no provision to reserve cash to pay this indebtedness when it comes due. Westwood Hills and the Trust anticipate refinancing the UJB mortgage at maturity. However there can be no assurance that such mortgage financing will be available at the time, or that the refinancing will be in an amount sufficient to repay the outstanding obligation in full or that the interest rate on such refinancing will be as favorable as the rate presently being paid on the mortgage loan. Realization of any of the foregoing contingencies could have a material adverse effect on the Trust's net income and/or financial condition.

     The Trust and two of the Limited Members of Westwood, jointly and severally, guaranteed repayment to UJB of up to $2 million of the outstanding mortgage indebtedness upon the occurrence of a default under the loan documents. In addition, the Trust and certain limited members have indemnified UJB against, and held UJB harmless from, any losses or damages sustained by reason of: (i) any misrepresentation by Westwood Hills or its members; (ii) intentional waste of the collateral for the loan; and (iii) any environmental liabilities, claims and expenses related to the property. All of the Limited Members, individually, have agreed to indemnify the Trust against, and hold the Trust harmless from, any liabilities the Trust may have as a result of the enforcement of the limited guarantee and indemnity given by the Trust to UJB, up to such Limited Member's pro rata share of the liability. In the event that Westwood Hills defaults on its obligations to UJB under the mortgage loan documents and the Trust is required to make payment under the guaranty, of if the Trust is required to indemnify UJB pursuant to the indemnity agreement, the Trust will be exposed to potential losses, in addition to the loss of its investment, if one or more of the Limited Members is insolvent or bankrupt and fails to pay the pro rata share of the liability for which such Limited Member is, or Limited Members are, responsible.

     The interest sold by Westwood Hills to third parties, including the Trust, were not registered pursuant to the Securities Act of l933 or with the New Jersey Bureau of Securities. In addition, the Operating Agreement for Westwood Hills imposes certain restrictions on the transfer of the Trust's interests and the interests of the Limited Members. Pursuant to the Operating Agreement, the Trust is required to offer its interest in the limited liability company to the Limited Members of Westwood Hills prior to consummating any transaction with a third party. The Limited Members have a period of sixty (60) days from receipt of the notice of intent to sell within which to elect whether they will buy the offered interest at the fair market value of the interest, determined in accordance with an appraisal procedure described in the Operating Agreement. To the extent that the Limited Members do not buy all or a portion of the Trust's interest, the Trust may then sell all or the remaining portion of its interest to a third party or third parties upon compliance with approval and documentation requirements set forth in the Operating Agreement. As a result, the Trust's interest in Westwood Hills cannot be freely transferred to third parties. There is no current market for the Trust's interest in the limited liability company. The Trust does not anticipate that a market for its interest will exist in the future.

     Pursuant to the terms of the Operating Agreement for Westwood Hills, the Trust serves as Managing Member for the limited liability company, with general supervisory responsibility for the project. The day-to-day operations of Westwood Hills property are managed by Hekemian & Co., Inc. ("Hekemian") pursuant to a separate agreement between the Trust, as Managing Member, and Hekemian.

Retail/Commercial Property:Glen Rock, New Jersey

     The Trust also owns a retail/commercial property located in Glen Rock, New Jersey, which the Trust acquired in 1962. The property is improved by a building with 4,800 square feet of gross leasable space. The building is occupied by a single tenant, Big M, Inc., trading as Mandee's, a retailer of womens' and girls' apparel. The lease with Mandee's expired on January 31, 1995, with no renewal options. Mandee's paid annual rent of $44,400, or $9.25 per square foot, for the premises under the lease. The tenant was also responsible for increases in real estate taxes and assessments, repairs and maintenance, operating costs and insurance. The Glen Rock property is encumbered by the lien of the $20 million Bank Credit Facility extended to the Trust by United Jersey Bank.

     The Trust has currently negotiated and signed a Lease Modification and Extension Agreement with Mandee's. The Trust and Mandee's have agreed to extend the lease for a term of five (5) years at base annual rent of $48,000. In addition, Mandee's will pay all real estate taxes and assessments and the premiums for hazard, liability and applicable umbrella insurance policies covering the premises. The Lease Modification and Extension Agreement is currently being held in escrow pending execution and delivery by UJB of a non-disturbance and attornment agreement.

Shopping Center/Retail Properties

     The following table sets forth the Trust's shopping center/retail properties, their location, year of acquisition, gross leasable area, average occupancy rates and average effective annual rental (per square foot) for the Trust's four most recent fiscal years.

                                                                        Average Annual Occupancy Rate and Rental
Property and                       Year           Square            Per Square Foot for Fiscal Year Ended October 31
Location                         Acquired          Feet                   1991            1992         1993          1994
- ---------------------------------------------------------------------------------------------------------------------------
Glen Rock, N.J.                    1962            4,800                100.00%         100.00%       100.00%       100.00%
                                                                         $9.25           $9.25         $9.25         $9.25
Franklin Lakes,                    1966           33,320                100.00%          95.10%        97.37%        95.20%
N.J.                                                                     $8.52           $8.68         $9.25         $8.52
Westwood, N.J.                     1988          173,854                100.00%          99.04%        98.22%       100.00%
                                                                         $7.21           $7.21         $7.44         $8.18
Frederick,                         1992          254,274                 --              94.43%        96.51%        99.92%
Maryland                                                                 --              $8.92         $9.04         $9.91

     The Franklin Lakes shopping center and the Glen Rock property are encumbered by the lien of the mortgage given to UJB to secure the $20 million Bank Credit Facility.

     The Westwood Plaza Shopping Center is encumbered by the mortgage in favor of Aetna Life Insurance Company ("Aetna"), which was assumed by the Trust when it acquired the property (See "Description of Certain Properties - Westwood Plaza Shopping Center"). The Westridge Square Shopping Center is subject to the lien of the mortgage in favor of State Mutual Life Insurance Company of America ("State Mutual"), which the Trust assumed upon taking title to the property in 1992. (See, "Description of Certain Properties - Westridge Square Shopping Center").

Shopping Center Leases

     General. The majority of leases with the Trust's shopping center anchor tenants provide for initial lease terms of between ten and twenty years, with multiple renewal options. The leases held by the Trust's smaller shopping center tenants typically provide for lease terms of between five and ten years. The Trust typically seeks to structure the leases on its properties as triple net leases. Such an arrangement imposes on the tenant pro rata obligations for real property taxes and assessments, repairs and maintenance, operating costs and insurance. Through the use of triple net leases, the Trust seeks to reduce operational costs and risks and the demands upon managerial time typically associated with investment in real estate. Triple net leases may also provide opportunities for income growth from contractual rent increases without corresponding increases in operational costs. The Trust's leases generally provide for contractual rent increases over the life of the lease based on a fixed amount or consumer price indices, and/or percentage rent, calculated as a percentage of a tenant's gross sales above a predetermined threshold. In calculating percentage rent, a few tenants have certain offsets relating to the reimbursement of property taxes and the cost of tenant improvements. Although the Trust's properties are primarily subject to triple net leases, for certain of its properties the Trust has agreed to retain the responsibility for some of the obligations that would be the responsibility of the tenant under a triple net lease.

Vacant Land

     The following table describes the Trust's holdings of vacant land, the acquisition date, acreage and current usage.

                                        Year
Property                              Acquired                  Acreage                 Current Usage
- ---------------------------------------------------------------------------------------------------------------------
Franklin Lakes, N.J.                    1962                    15.76                   Contiguous to Franklin Lakes
                                        1991                                            Shopping Center; planned
                                                                                        for future development
Rockaway, N.J.                          1964                    19.26                   Future development
                                        1993
South Brunswick, N.J.                   1964                    33.0                    Leased as farmland, qualifying

     Except for a few acres reserved for a future residential project, the vacant land adjacent to the existing Franklin Lakes shopping center will be incorporated into a redevelopment project for the property. Grand Union occupies a total of 15,960 square feet of space at the existing center under a lease agreement which expires on August 31, 1995. On January 25, 1995, Grand Union filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. As of the filing date, Grand Union was current on its lease obligations to the Trust. The commencement of the Chapter 11 proceeding constitutes a default under Grand Union's lease agreement with the Trust. Grand Union has already ceased its supermarket operations at Franklin Lakes Shopping Center but continues to pay rent.

     The Trust has obtained all local and county governmental approvals necessary for the construction of the new center which will be called Greentree Shopping Center. The Trust must still secure from the State of New Jersey Department of Environmental Protection, certain approvals and permits for the construction of the center, including approval for the construction of a private sewage treatment plan, stream encroachment permits and approval to construct the proposed center in an area adjacent to certain designated wetlands. The Trust expects to secure all necessary state approvals and permits for construction of the proposed center within the next 60 (sixty) to ninety (90) days. Upon expiration of the Grand Union lease and the obtaining of all required federal, state, county and municipal development approvals, including a delineation of protected freshwater wetlands on the site, the Trust plans to commence the demolition of the existing center, consisting of approximately 33,320 square feet of gross leasable area (GLA). The Trust anticipates that it will commence construction of a new shopping center, with approximately 88,000 square feet
(GLA), during September or October 1995. Construction will take approximately nine (9) months. During the period of construction, the property will generate no income. The Trust realized approximately $166,000 in income from the shopping center during fiscal year 1994. The loss of income for the construction period will be approximately $0.11 per share on an annualized basis.

     The construction of the new shopping center will not be commenced until the Trust has secured all necessary governmental approvals, executed acceptable leases with one or more anchor tenants and obtained suitable financing for the project. The Trust is currently negotiating with Grand Union for the lease of a new 40,000 square foot supermarket to be constructed at the center. The Trust presently anticipates completion of the new center during 1996. The Trust reasonably expects that the tenants in the new shopping center will be able to compete more effectively for retail customers in the northwestern Bergen County market, where the property is situated, because of the presence of a new supermarket as an anchor tenant to attract traffic.

     In 1994, the Trust applied for a zoning change for its property in Rockaway, New Jersey to permit the development of the property as a shopping center or a commercial use. That application was denied. As a result, under the current zoning, the property can only be developed for residential use.

     All three vacant parcels are subject to certain environmental constraints. See, "Risk Factors - Possible Liability Relating To Environmental Matters".

Portfolio Distribution by Location

     All of the real estate investments are located in the State of New Jersey, except for the Westridge Square Shopping Center, which is located in Frederick, Maryland.

Property Management

     Under the Internal Revenue Code, in order to qualify as a REIT, the Trust may furnish or render services to the tenants of the Trust properties, or manage or operate its real estate interests and properties without using an independent contractor, provided the services would not qualify as "unrelated business taxable income" under the Code provisions dealing with exempt organizations. Otherwise, the services must be performed through an independent contractor.

     The Trustees are responsible for the over-all management of the Trust. Hekemian & Co., Inc. ("Hekemian") has been employed by the Trust under a real estate, management and brokerage agreement, dated December 20, 1961, as amended May 8, 1963 (the "Management Agreement"). The Management Agreement is subject to automatic renewal, for terms of two (2) years each, unless terminated by either party by written notice given at least one (1) year prior to the expiration date. Pursuant to the Management Agreement, Hekemian serves as the exclusive agent for the management of the real estate interests owned by the Trust, as investment advisors to the Trust, and as the Trust's exclusive agent for the acquisition, rental and disposition of real estate interests. The Management Agreement may not be assigned or cancelled by Hekemian.

     The officers of Hekemian are as follows:

Robert S. Hekemian                           Chairman of the Board, Chief Executive Officer
Samuel Hekemian                              President
Robert S. Hekemian, Jr.                      Executive Vice President
Edward Kerbekian                             Senior Vice President, Commercial Division
Serge Krikorian                              Vice President, Insurance Division
Bryan S. Hekemian                            Vice President, Secretary
Robert Hajinlian                             Vice President, Management Division
David B. Hekemian                            Vice President, Treasurer
Craig Kerbekian                              Vice President, Commercial Division

     Hekemian has its offices at 505 Main Street, Hackensack, New Jersey. The Trust uses a portion of these offices, and pays Hekemian $5,500 per month for rent, overhead and secretarial services.

     Hekemian is engaged in all phases of real estate management, brokerage, appraisals, insurance, sales and acquisitions. Hekemian was organized by Samuel Hekemian, Sr. in 1934. Mr. Hekemian served as President of the Company from its inception until October 31, 1961, when he resigned and severed all connection with the Company as officer, director or stockholder, or otherwise. Thereafter, Mr. Hekemian served as Chairman of the Trust until his death on November 24, 1968.

     Hekemian performs its various services for fees and commissions and on other terms and conditions at least as advantageous to the Trust as those available in arms-length transactions. Property management fees have ranged between 31/2% and 5% of gross collected rent; sales commissions on improved property have ranged between 21/2% and 4%, and on vacant land between 4% and 7%; and leasing commissions have ranged between 2% and 5%.

     Hekemian receives no compensation from the Trust for its advisory services. In connection with insurance, Hekemian may and does receive commissions from insurance companies on the placing of insurance for the Trust properties. Hekemian or its affiliated company, Hekemian Mortgage Corp., may receive and retain compensation from the placement of mortgages. Hekemian also may receive, and has received, brokerage commissions for properties acquired by the Trust.

     The following is a table showing remuneration received by Hekemian in connection with transactions involving the Trust, for the five fiscal years ending October 31, 1994:

Type of Remuneration                                1994         1993         1992          1991         1990         1989
- ---------------------------------------------------------------------------------------------------------------------------
Management fees                                $  479,290      $443,000   $  324,000     $303,000     $277,000     $266,000
Insurance Commission Received
  from Insurance Companies                         43,007*       35,981       32,967       27,247       27,969       28,413
Leasing Commissions                                16,942        22,368        1,632       21,840       17,512       34,005
Commissions Received on
  Sales of Property or
  Purchases by Trust                              500,000*       63,125      850,000           --           --          --
Total                                          $1,039,239      $564,474   $1,208,599     $352,087     $322,481     $328,418

*Including Westwood Hills, L.L.C.

     During 1994, Hekemian received a brokerage commission of $500,000 from Westwood Hills, L.L.C., in connection with the purchase of Westwood Hills Apartments. The Trust has a 40% interest in the limited liability company.

     The Management Agreement provides that the Trust will indemnify and save harmless Hekemian from contractual or other liability claims, or other damages in the performance of its duties thereunder, to the extent that such liability, claims, or other damages in the performance of its duties thereunder is not covered by insurance, and to the extent that it does not arise by reason of Hekemian's gross negligence, willful misconduct or actions committed by it in violation of, or beyond the scope of the Management Agreement. The Management Agreement further provides that Hekemian will indemnify and hold the Trust harmless from any claims or liability to the extent that such liability is not covered by insurance and was incurred by reason of Hekemian's gross negligence, willful misconduct or actions committed by it in violation of or beyond the scope of the Agreement.

Competition

     Numerous other real estate investment trusts, banks, insurance companies and pension funds, as well as corporate and individual developers and owners of real estate, compete with the Trust in seeking properties for acquisition, tenants for properties, leasing revenues and land for development. During the past several years, the Trust has concentrated its expansion efforts upon the acquisition of multi-family residential and shopping center properties which are substantially larger than those real estate assets the Trust had historically sought to include in its portfolio. As a result, the Trust has encountered increasing competition from such other entities and persons which have investment objectives similar to those of the Trust in seeking investment grade real estate. Such competitors may have significantly greater resources and financial revenues, may derive funding from foreign and domestic sources and may have larger staffs to find, evaluate and secure new properties.

     In addition, retailers at the Trust's shopping centers face increasing competition from discount shipping centers, outlet malls, catalogues, discount shopping clubs and telemarketing. In many markets, the trade areas of the Trust shopping center properties overlap with the trade areas of other centers. Renovations and expansions at those competing malls could negatively affect the Trust's shopping center properties by encouraging shoppers to make their purchases at the expanded or renovated competing center. Increased competition could adversely affect the Trust's revenues. New retail real estate competition could be developed in the future in trade areas that could adversely affect the revenues of the Trust's shopping center properties.

     The Trust has experienced competition in the rental of apartment units in its residential properties, particularly from those multi-family properties which have been converted to condominiums. However, the overall impact of condominium conversions upon vacancy rates for the Trust's residential properties has not been material.

     The Trust competes for tenants in its shopping centers primarily on the basis of the customer traffic generated by its retail anchor tenants. The Trust also attracts smaller tenants by offering desirable locations, competitive lease terms and high occupancy rates. The closing or relocation of any anchor tenant could have a material adverse effect on the operations of a Trust shopping center.

Management and Employees

     The Trust has one full-time employee who performs administrative duties. The Trust has eight (8) trustees and one Executive Secretary who are not full-time employees. Hekemian & Co., serves as managing agent for the Trust in the operation of its properties. Legal Proceedings Other than litigation discussed hereinafter (see "LITIGATION") and litigation arising out of the ordinary course of business which the Trust believes is covered by the Trust's liability insurance, the Trust is not presently involved in any litigation nor, to its knowledge, is any material litigation threatened against the Trust or its properties. General Real Estate Conditions Economic Performance and Value of Shopping Centers and Multi-Family Residential Properties Dependent on Many Factors. Real property investments are subject to varying degrees of risk. The economic performance and value of real estate can be affected by changes in the national, regional and local economic climate, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, the ability of the owner to provide adequate maintenance and insurance, and increased operating costs. Owners of shopping centers must monitor the conditions of their properties and continually evaluate the need to remodel or upgrade their properties. In addition, real estate values can be affected by such factors as government regulations and changes in real estate, zoning and tax laws, interest rate levels, availability of financing and potential liability under environmental and other laws. Dependence on Rental Income from Real Property. As substantially all of the Trust's income is derived from rental income from real property, the Trust's income and funds for distribution would be adversely affected if a significant number of the Trust's shopping center tenants were unable to meet their obligations to the Trust or if the Trust were unable to lease a significant amount of space in its shopping centers on economically favorable lease terms. In the event of default by a lessee, the Trust would experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on the shopping centers affected and the income produced by such properties. To the Trust's knowledge, none of its major tenants are currently in bankruptcy or are insolvent. Illiquidity of Real Estate Investments. Equity real estate investments are relatively illiquid and, therefore, tend to limit the ability of the Trust to vary its portfolio promptly in response to changes in economic or other conditions. In addition, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, the Trust's income and funds for distribution would be adversely affected. Economic conditions. Most of the Trust's shopping center leases are triple net leases which require tenants to pay their pro rata share of operating expenses, including common area maintenance, real estate taxes and assessments and insurance, thereby reducing exposure to increases in costs and operating expenses resulting from inflation. Many of the Trust's smaller tenants have leases of less than ten years, permitting the Trust to seek to increase rents upon re-rental at market rates. Many regions of the United States, including New Jersey (where a significant portion of the Trust's properties are located), are experiencing an economic recession. In spite of the economic recession, the Trust has not faced any significant delinquencies with respect to its tenants' lease obligations and the Trust continues to attract and retain tenants. The Trust will seek to reduce operating and leasing risks by developing a portfolio of properties with tenants which the Trust believes will perform well in a variety of economic climates. Environmental Matters The Trust seeks to protect itself from environmental liabilities in a number of ways. As part of its internal due diligence process, the Trust obtains preliminary environmental site assessments prior to purchasing a property. In the event these preliminary assessments reveal potential environmental liabilities, the Trust evaluates the risks, attempts to quantify the potential costs associated with such liabilities and then makes a determination of whether to acquire the property. If the Trust chooses to acquire the property, it is the Trust's policy to seek a reduction in the purchase price to provide a reserve for remediation costs or to require the prospective seller to agree to remediate any environmental problems and obtain a letter of credit or other security to provide adequate assurance to the Trust that sufficient funds will be available to complete the work. Alternatively, the Trust may require the seller to reserve cash out of the closing proceeds and deposit such funds in escrow to pay for remediation costs. Moreover, to protect itself against environmental liabilities that were not discovered during its pre-purchase investigations as well as those that were disclosed, the Trust, in the purchase agreement, will typically seek to require the seller to indemnify the Trust against environmental liabilities caused by the seller in connection with the property acquired. Sellers have generally been adverse to the inclusion of covenants regarding cash escrows to pay remediation costs and the assumption of a continuing responsibility for environmental liabilities which will survive the closing and transfer of ownership to the Trust. While the Trust regularly attempts to obtain appropriate contractual protections against environmental liabilities, sellers of real estate to the Trust have refused to extend any covenants or indemnities to the period after the Trust has closed and acquired title. Moreover, if such agreements were to be made, there can be no assurances that a seller will be able to fulfill its indemnification obligations in the future or that the purchase agreement provisions regarding environmental liabilities would fully protect the Trust. With respect to leases of Trust properties, the Lease agreements negotiated by previous owners of properties now held by the Trust and earlier forms of Trust Leases did not specifically encompass, or provide protection against, environmental liabilities. The Trust now typically seeks to include therein representations, warranties and covenants by the lessee that the operations of the lessee do not, and, in the future, will not, violate any applicable environmental laws, statutes, ordinances, rules and/or regulations. Such provisions are supported by an agreement on the part of the lessee to indemnify the Trust against any losses, damages, costs or expenses arising out of a misrepresentation, breach of warranty, or failure to observe or perform a covenant, concerning environmental matters. The terms of the leases do not give the Trust control over the operational activities of the leasees nor does the Trust regularly monitor lessees with respect to compliance with environmental requirements. Moreover, no assurance can be given that the lease provisions regarding indemnification, if agreed to by the lessee, will be performed in the future by the lessee, or will fully protect the Trust, or that any past, present or future lessee of a property did not, and will not, create an environmental condition not known to the Trust. Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property (such as the Trust) may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances (including governmental fines and penalties and damages for injuries to persons and adjacent property). The operation and removal of underground storage tanks also are regulated by federal and state law. The State of New Jersey has enacted a law regulating underground fuel storage tanks and various rules and regulations which impact upon the Trust's responsibilities with respect to underground storage tanks on its properties. The application of such laws regarding hazardous or toxic substances and underground storage tanks, with respect to the Trust's properties, is discussed in "Risk Factors-Possible Liability Relating to Environmental Matters." In addition to the restrictions generally imposed under environmental laws, statutes, ordinances, rules and regulations relating to hazardous and toxic substances, there are environmentally based land use controls affecting certain of the Trust's properties. A substantial portion of the Westwood Plaza Shopping Center property is located in a flood hazard zone, as delineated on maps published by the Federal Emergency Management Agency, the Department of Housing and Urban Development and/or the New Jersey Department of Environmental Protection ("NJDEP"). A portion of the property is also located in a floodway and serves as a local flood detention basin for the municipality. The Trust maintains no flood hazard insurance for the shopping center, including ancillary facilities. In the event of the destruction of, or significant damage to, that portion of the property situated in the flood hazard zone, any reconstruction of the affected improvements will be subject to the prior approval of the NJDEP, which may require extraordinary construction methods and techniques, at increased cost to the Trust. Furthermore, should flooding damage or adversely affect premises leased to tenants, rental income from the shopping center may be materially impaired. Two of the Trust's properties in New Jersey are subject to development restrictions imposed under the provisions of the "Freshwater Wetlands Protection Act" (L. 1987, c.156), N.J.S.A. 13:9B-1 et. seq. and the implementing rules and regulations promulgated by NJDEP. The Trust's vacant land located in Rockaway Township contains wetlands and associated "transition areas". Pursuant to New Jersey law, wetlands and transition areas may not be developed. The Trust has not secured a Letter of Interpretation ("LOI") from the NJDEP, fixing the location of wetlands and transition areas on the property in accordance with the applicable rules and regulations of the NJDEP. Until the LOI is obtained, the Trust will not be able to determine the full impact that the wetlands and associated transition areas will have on the development of the property. However, the Trust believes that future development of the property will not be substantially curtailed as a result of the presence of wetlands and the associated transition areas. The Trust secured both Federal and State approvals to allow it to fill slightly less than one (1) acre of wetlands. The filling of the wetlands pursuant to the permit was completed during January, 1993. The vacant land adjacent to the Franklin Lakes shopping center property contains wetlands and associated transition areas located on its perimeter. The Trust has developed plans for the expansion and reconstruction of the shopping center, taking into account both wetlands and associated transition areas. The Trust has not yet secured a LOI for delineation of the wetlands and transition areas. The Trust reasonably believes that the planned expansion of the shopping center will not be materially affected by the presence of the wetlands or associated transition areas. Insurance Under their leases, the Trust's shopping center tenants are generally responsible for providing adequate insurance on the properties they lease. The Trust believes that its residential and shopping center properties are covered by adequate fire, extended coverage property and liability insurance provided by reputable companies. However, some of the properties are not covered by disaster insurance with respect to certain hazards for which coverage is not available or available only at rates which, in the opinion of the Trust, are prohibitive. All insurance for the Trust's properties has been placed by Hekemian & Co. with insurance companies rated at A+ by A.M. Best Company.

                      SCHEDULE OF REAL ESTATE INVESTMENTS
     The following table summarizes certain information concerning all of the Trust's real estate investments as of October 31, 1994.


                       FIRST REAL ESTATE INVESTMENT TRUST
                          OF NEW JERSEY AND AFFILIATE

                REAL ESTATE AND EQUIPMENT AND MORTGAGES PAYABLE

                                OCTOBER 31, 1994

                           (In Thousands of Dollars)
                                   (Audited)

                                  REAL ESTATE

                            Date                  Buildings and    Development     Accumulated
Property Description      Acquired     Land       Improvements        Costs       Depreciation       Net
- ---------------------------------------------------------------------------------------------------------
Apartment buildings:
  Camden                    1964     $    76         $  657                          $  363       $   370
  Camden-Annex              1964          41            212                             163            90
  Hasbrouck Heights         1964          22            285                             191           116
  Lakewood                  1962          11            501                             370           142
  Maywood                   1972         313          1,292                             580         1,025
  Palisades Park            1962          12            153                              91            74
  River Edge                1975         364          2,007                             932         1,439
  Spring Lake Heights       1971         109          1,238                             689           658
  Wayne                     1965         250          2,834                           1,843         1,241
  Westwood Hills            1994       3,849         11,570                             124        15,295
                                     -------        -------            ----          ------       -------
    Totals                             5,047         20,749                           5,346        20,450
                                     -------        -------            ----          ------       -------

Commercial buildings:
  Glen Rock                 1962          12             58                              43            27

Shopping Centers:
  Franklin Lakes            1966          29            620            $737             306         1,080
  Westridge                 1992       9,135         19,437                           1,635        26,937
  Westwood                  1988       6,889          6,712                           1,378        12,223
                                     -------        -------            ----          ------       -------
    Totals                            16,053         26,769             737           3,319        40,240
                                     -------        -------            ----          ------       -------

Unimproved land:
  Franklin Lakes           1966/93       232                                                          232
  Rockaway                  1964/      2,058                                                        2,058
                           1992/93
  South Brunswick           1964         169                                                          169
                                     -------        -------            ----          ------       -------
    Totals                             2,459                                                        2,459
                                     -------        -------            ----          ------       -------

    Totals                           $23,571        $47,576            $737          $8,708       $63,176
                                     =======        =======            ====          ======       =======

                       FIRST REAL ESTATE INVESTMENT TRUST
                          OF NEW JERSEY AND AFFILIATE

          REAL ESTATE AND EQUIPMENT AND MORTGAGES PAYABLE (CONTINUED)

                                OCTOBER 31, 1994

                           (In Thousands of Dollars)
                                   (Audited)

                                                                                   MORTGAGES
                                              EQUIPMENT                             PAYABLE
                            -----------------------------------                ------------------
                                                                   Total Real
                                            Accumulated            Estate and  Current
Property Description        Equipment       Depreciation    Net    Equipment   Portion      Total
- -------------------------------------------------------------------------------------------------
Apartment buildings:
  Camden                      $   73           $ 53        $ 20     $   390
  Camden-Annex                                                           90
  Hasbrouck Heights               17             13           4         120
  Lakewood                        23             13          10         152
  Maywood                         88             63          25       1,050
  Palisades Park                  14              9           5          79
  River Edge                     132             91          41       1,480
  Spring Lake Heights            112             71          41         699      $ 76      $   383
  Wayne                          221            169          52       1,293
  Westwood Hills                  15              1          14      15,309       156        9,455
                              ------           ----        ----     -------      ----      -------
    Totals                       695            483         212      20,662       232        9,838
                              ------           ----        ----     -------      ----      -------

Commercial buildings:
  Glen Rock                                                              27
                                                                     ------
Shopping Centers:
  Franklin Lakes                   5              4          1        1,081
  Westridge                                                          26,937       266       18,624
  Westwood                         5              4          1       12,224       113        5,557
                              ------           ----        ----     -------      ----      -------
    Totals                        10              8          2       40,242       379       24,181

Unimproved land:
  Franklin Lakes                                                        232
  Rockaway                                                            2,058

  South Brunswick                                                       169
                                                                    -------
    Totals                                                            2,459
                                                                    -------

    Totals                    $  705          $491        $214      $63,390      $611      $34,019
                              ======          ====        ====      =======      ====      =======

                   STATEMENT OF INVESTMENT AND OTHER POLICIES

Investment Policies

     It has been the policy of the Trustees to purchase real estate, improved or unimproved, primarily for investment and not for resale or turnover. Without restricting its investments as herein described, the Trustees will continue to seek investments in apartment houses, shopping centers, and chain store properties, and may seek investments in office buildings, industrial properties, motels, hotels and other properties as the Trustees may determine, exclusive of one-family residential properties.

     The Trust may invest in short-term first and second mortgages at relatively high yields, on the same type of properties. It intends, however, to continue to place its primary investment emphasis upon equity investments in real estate. It has been the policy of the Trust to acquire assets primarily for income.

     Although the Trust has, since its inception, made most of its investments in New Jersey, it has from time to time, investigated the suitability of, and acquired, specific investments in other states, such as the Westridge Square Shopping Center. The Trust shall continue to seek out investments both inside and outside of the State of New Jersey and shall make suitable investments wherever the Trust deems appropriate.

     The Trust intends to continue to invest mainly in real property; it may also invest in mortgages, and, although it does not contemplate doing so, it may from time to time also invest in long-term leases and personal property. There is no limitation on the amount or percentage of assets it may invest in any one property or type of property, or as to the number or amount of mortgages which may be placed on any one property or which may have been placed on any property so purchased. There is no limitation on the amount of debt which may be placed by the Trust by mortgage or otherwise. Similarly, there is no limitation as to the nature and priority of any mortgage the Trust may invest in or as to the percentage of the value of the property which such mortgage may represent. The Trust does not intend to engage in the "warehousing" and servicing of mortgages. The Trust has no present intention to invest in single-tenant buildings not rented by tenants of substantial credit standing. However, the Trust may make such investments in the event that a particular situation is deemed by the Trustees to be advantageous to the Trust.

     The following are among the factors which will be deemed favorable in the selection of real estate investments:

     A. Prospects for appreciation in value and growth, but it is not the policy to purchase real estate primarily with the intention to realize profits from resale;

     B. Ability to mortgage a property for comparatively long terms, and for high amounts in relation to the total cost of acquisition and improvements;

     C. Potential for increased income.

     The following are among the factors which will be deemed favorable in the selection of mortgage investments:

     A. Soundness of the underlying real estate as security for the mortgage loan;

     B. The maturity of the loan within a relatively short period of time;

     C. Relatively high yield or interest rate returned on the loan.

     The  principal   method  of  financing  the  Trust's  real  estate  is  the
$20,000,000 revolving line of credit with United Jersey Bank, permanent institutional mortgages on particular properties to fund a portion of the acquisition costs, and equity capital from shareholders.

     The Trust is engaged primarily in the business of investing in interests in real estate and not in the securities of other companies. The Trustees intend to operate the Trust so that it will not be an investment company under the provisions of the Investment Company Act of 1940.

     It is the policy of the Trust to acquire assets primarily for income although the Trust does acquire assets with a view toward possible capital gain.

     Investment policies of the Trust are set by the Trustees. These policies may be subject to review by the Trustees in light of future circumstances and may be changed from time to time without the vote of the Trust's Shareholder.

Operating Policies and Practices

     Under the Declaration of Trust (Article V), the Trustees are given control and management over the business affairs and policies of the Trust. The Trustees have the power to change policies as they may see fit to promote the best interests of the Trust, without the vote of the shareholders.

     The Trust does not presently propose or intend to borrow additional funds other than amounts to pay the costs of permitting, approvals, demolition and construction in connection with the redevelopment project for the Franklin Lakes Shopping Center. The Trust has borrowed monies to pay dividends to its Shareholders but only as part of a cash management strategy in which surplus funds from operations (which would be used, in whole or in part, to fund dividend distributions) are first utilized to reduce the balance due on the bank credit line and the resulting interest expense. The Trust has borrowed monies within the last three years by drawdowns against the Bank Credit Facility to acquire its interest in Westwood Hills, and by drawdowns on the prior credit line with National Community Bank to purchase vacant land in Rockaway, New Jersey, to purchase additional land in Franklin Lakes, New Jersey, to pay a portion of the purchase price for Westridge Square and to pay dividends to its Shareholders (as described above). In addition, the Trust assumed the mortgage obligation due to State Mutual Life Assurance Company of America with respect to the acquisition of Westridge Square. Westwood Hills, L.L.C., in which the Trust has a forty percent (40%) interest, borrowed funds from UJB to finance the purchase of the Westwood Hills apartment project.

     It is the policy of the Trust not to issue senior securities or preferred shares. However, the Trust has secured its indebtedness to UJB with mortgage liens on all its properties and interests except for the Westwood Shopping Center, the Westridge Square Shopping Center, the Westwood Hills apartment complex and the Trust's vacant or unimproved lands. The Trust has secured debts confined to particular properties, which are senior to the shares issued hereunder. The Trustees have the power under the Declaration of Trust to incur long-term debts secured by general assets. The Trustees may and will incur short-term debts when necessary. As a general rule, properties will be purchased subject to mortgage and may be mortgaged for further financing where deemed advisable.

     It is the policy of the Trust not to make loans to other persons except that the Trust may invest in real estate mortgages.

     The Trust may offer shares in exchange for investment properties where such exchange is found to be feasible and offers tax or investment advantages. The Trust has the right to reacquire its own shares when deemed necessary for the protection of its interests.

     During the past three years, the Trust has not: (a) issued senior securities; (b) made loans to other persons; (c) underwritten securities of other issuers; (d) offered securities in exchange for property; or (e) repurchased or acquired its shares or other securities.

     The Trust will continue, as in the past, to make and issue annual reports to shareholders, within 90 days after the end of each year, containing a balance sheet, a statement of income, distribution from income, capital gain and depreciation, and other pertinent data, duly certified by an independent public accountant.

Policies on Distribution and Tax Provisions

     The Trust has made, and intends in the future to make, annual distribution of at least 95% of any ordinary income, and it may also distribute cash generated by its investments, including capital gains which may be realized therefrom.

                                   MANAGEMENT

     The Trustees and officers of the Trust, their ages as of October 31, 1994 their length of service, the expiration date of their terms and their positions and offices are as follows:

                                             Trustee or
                                               Officer              Term
                                Age             Since            as Trustee              Positions Held
                               ----          ----------          ----------              --------------
Robert S. Hekemian              63              1977              May, 1996              Trustee, Chairman of
                                                                                         the Board
John B. Voskian, M.D.           70              1968              May, 1996              Trustee, Secretary
Nicholas A. Laganella           76              1969              May, 1997              Trustee
Herbert C. Klein                64              1961              May, 1997              Trustee
Donald W. Barney                53              1981              May, 1995              Trustee, President
Charles J. Dodge                51              1990              May, 1996              Trustee
Alan L. Aufzien                 65              1992              May, 1995              Trustee
Ronald J. Artinian              46              1992              May, 1995              Trustee
William R. DeLorenzo, Jr.       50              1974                 --                  Executive Secretary

     The Trustees serve for terms of three (3) years. Trustees are elected by vote of the Trust's shareholders at the annual meeting in May. A Trustee holds office until a successor is elected and qualified. Trustees meet on a regular basis to review the results of the Trust's business operations. The Trustees also meet, as needed, to consider all proposed acquisitions or other investments.

     Under the terms of Section 4.4(b) of the Declaration of Trust, the compensation of the Trustees is fixed and determined by them, subject to the limitation that the annual compensation paid to all of the Trustees may not exceed 1/2 of 1 percent of the Trust's net worth, calculated as of the commencement of the period for which the compensation is paid.

     All of the officers of the Trust are elected or appointed by, and serve at the pleasure, the Board of Trustees. The Trustees are required to elect annually one of their members as the President and Principal Executive Officer of the Trust. The officers of the Trust devote only a portion of their time spent on all business activities to the affairs of the Trust, as described in the following table.
                                             Approximate Percentage of
          Officer                         Time Devoted to Trust Business
          -------                         ------------------------------
    Robert S. Hekemian                                  10%
    Donald W. Barney                                     5%
    John B. Voskian, M.D.                          Less than 5%
    William R. DeLorenzo, Jr.                           10%

     The following Summary Compensation Table sets forth, for each of the Trust's last four fiscal years, the amounts paid to the Officers and Trustees.

                          Summary Compensation Table(1)

                                                           Fees of
Name and                                                   Officers                    Executive
Office Held                       Year                    Or Trustees               Committee Fee(2)
- -----------                       ----                    -----------               ----------------
(A) Officers
Robert S. Hekemian,               1994                     $3,800                        None
  Chairman                        1993                      3,800                        None
  President                       1992(3)                   3,800                        None
                                  1991                      1,900                        None
- ----------------------------------------------------------------------------------------------------
Donald W. Barney,                 1994                      3,800                        None
  President                       1993(6)                   1,900                        None
- ----------------------------------------------------------------------------------------------------
Herbert C. Klein,                 1994                       None                        None
  President                       1993                       None                        None
                                  1992(4)                   3,800                        None
- ----------------------------------------------------------------------------------------------------
John B. Voskian,                  1994                       None                        None
  Secretary                       1993                       None                        None
                                  1992                       None                        None
                                  1991                       None                        None
- ----------------------------------------------------------------------------------------------------
William R. DeLorenzo, Jr.         1994                      9,300                        None
  Executive Secretary             1993                      9,300                         400
  Treasurer                       1992                      9,300                        None
                                  1991                      9,300                         400
                                           -------------------------------------
(B) Trustees
Robert S. Hekemian                1994                      5,500                        None
                                  1993                      5,500                         400
                                  1992                      5,500                        None
                                  1991                      5,500                        None
- ----------------------------------------------------------------------------------------------------
Herbert C. Klein                  1994                       None                        None
                                  1993                       None                        None
                                  1992                      5,500                        None
                                  1991                      5,500                        None
- ----------------------------------------------------------------------------------------------------
John B. Voskian                   1994                      5,500                        None
                                  1993                      5,500                        None
                                  1992                      5,500                        None
                                  1991                      5,500                        None
- ----------------------------------------------------------------------------------------------------
Nicholas A. Laganella             1994                      5,500                        None
                                  1993                      5,500                        None
                                  1992                      5,500                        None
                                  1991                      5,500                        None
- ----------------------------------------------------------------------------------------------------
Donald W. Barney                  1994                      5,500                        None
                                  1993                      5,500                         400
                                  1992                      5,500                        None
                                  1991                      5,500                         400
- ----------------------------------------------------------------------------------------------------
Charles J. Dodge                  1994                      5,500                        None
                                  1993                      5,500                        None
                                  1992                      5,500                        None
                                  1991                      5,500                         400
- ----------------------------------------------------------------------------------------------------
Ronald J. Artinian                1994                      5,500                        None
                                  1993                      5,500                         400
                                  1992                      2,750(5)                     None
- ----------------------------------------------------------------------------------------------------
Alan L. Aufzien                   1994                      5,500                         400
                                  1993                      5,500                        None
                                  1992                      2,750(5)                     None
                                  1991                       None                        None
- ----------------------------------------------------------------------------------------------------

1. No Officer or Trustee of the Trust:
   a) has any stock options to purchase stock of the Trust;
   b) receives any perquisites or other personal benefits, security or property; and,
   c) is entitled to any long-term compensation of any kind from the Trust.

2. The Trust maintains an Investment Committee which includes a majority of the Trustees and the Executive Secretary as a non-voting attendee. Members of the Investment Committee and the Executive Secretary received $400 for each meeting attended.
   There was one meeting of the Investment Committee during fiscal 1993.

3. Mr. Robert S. Hekemian was elected Chairman of the Board in 1991. Prior to that time, he had served the Trust as President.

4. Mr. Herbert C. Klein was elected President of the Trust in 1991. Prior to that time, he had not served the Trust as an officer. Mr. Klein had, however, served as a Trustee prior to 1991. Mr. Klein resigned as President of the Trust, effective December 31, 1992, upon election to the United States House of Representatives. Mr. Klein, since his election, has not received any compensation from the Trust.

5. Messrs. Artinian and Aufzien were elected to the Board of Trustees in May, 1992 and have been paid a partial fee for their services in that position by the Trust based upon the standard annual fee paid to all Trustees of $5,500.

6. Mr. Barney was elected President of the Trust on May 24, 1993.

     The Trust intends to compensate all Trustees in fiscal 1995 at the same base rate as in fiscal 1994 except that a Trustee or the Executive Secretary who attends a total of at least four (4) meetings of the Board of Trustees will receive an additional sum of $400.00 for each meeting up to a maximum of $1,600.00. The fee to be paid to each of the officers of the Trust (Chairman, President, Secretary), other than the Executive Secretary, will be increased from $3,800 to $5,000.

     The following is a summary of the business experience of the Offices of Trustees of the Trust.

     (1) Robert S. Hekemian - Mr. Hekemian is Chairman of the Board of Hekemian & Co., Inc., a real estate brokerage firm. He is a director of United Jersey Bank, a New Jersey financial institution with principal headquarters located in Hackensack, New Jersey. He is also a director, partner and/or officer of numerous private real estate corporations and partnerships. He has been active in real estate for over forty one (41) years.

     (2) Herbert C. Klein - Mr. Klein served in the United States House of Representatives, as the Representative for the 8th Congressional District of New Jersey, for a two (2) year term which ended January 4, 1995. Mr. Klein was formerly a member of the law firm of Klein Chapman. He is a director of Security Indemnity Insurance Company (a New Jersey financial institution), a former member of the New Jersey Legislature, a member of the Bars of New Jersey and the District of Columbia, an attorney since 1956, and a member of the Board of Trustees of Rutgers University. A considerable amount of Mr. Klein's law practice was devoted to real estate matters.

     (3) Dr. John B. Voskian - Dr. Voskian is a physician. He is also a director and an officer of a number of private real estate companies. Dr. Voskian is not currently practicing medicine.

     (4) Donald W. Barney - Mr. Barney is Vice President and Treasurer of Union Camp Corporation, a Virginia corporation with executive offices in Wayne, New Jersey and a Director of Ramapo Bank, a New Jersey financial institution located in Wayne, New Jersey. Mr. Barney is also a partner or director of several real estate investment companies, partnerships, and corporations.

     (5) William R. DeLorenzo, Jr. - Mr. DeLorenzo is the Executive Secretary and Treasurer of the Trust. He is an attorney in private practice as a principal of the firm of Wiss & Cooke, P.C., with offices located in Hackensack, New Jersey. In January 1983, Mr. DeLorenzo was appointed by New Jersey Governor Kean as a member of the New Jersey Commission on Capital Budgeting and Planning (the "Commission"). On March 1, 1990, Mr. DeLorenzo was appointed Chairman of the Commission by Governor James Florio.

     (6) Nicholas A. Laganella - Mr. Laganella is the President of P.T.& L. Construction Company and a real estate investor for his own account.

     (7) Charles J. Dodge - Mr. Dodge is the Chief Executive Officer of Cronheim Mortgage Co. Mr. Dodge is also a partner in a real property development company and is a real estate investor on his own account.

     (8) Alan L. Aufzien - Mr. Aufzien is the Chairman and Chief Executive Officer, Meadowlands Basketball Association, t/a New Jersey Nets (Member of the National Basketball Association), Director of the First New York Bank for
Business, Chairman of New York Harbor Associates which is a real estate developer, Treasurer and Partner of Capital Formation Associates, a group of venture capital investors and operators, Chairman of RAL International, Ltd. and is active in various civic and business organizations.

     (9) Ronald J. Artinian - Mr. Artinian is the Senior Managing Director, National Sales Office, at Smith, Barney, investment advisors and is also a member of the Board of Directors of Smith, Barney.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information as of October 31, 1994 regarding the beneficial ownership of the Trust's Shares of beneficial interest (no par value) by the Trust's Officers and Trustees as a group, and by each person known by the Trust to be the beneficial owner of more than 5.0% of the Trust's outstanding Shares of beneficial interest (no par value). Each person identified in the table has sole voting and investment power with respect to all Shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

       Name
       ----
Directors and Officers                    Number of Shares            Percent of Total
- ----------------------                    ----------------            ----------------
Robert S. Hekemian                            208,182                      13.35%
  Chairman of the Board,
  Trustee (1)
Donald W. Barney                              122,235                       7.84%
  President, Trustee (2)
Wm. R. DeLorenzo, Jr.                          15,770                       1.01%
  Executive Secretary,
  Treasurer
John B. Voskian                               109,536                       7.02%
  Secretary, Trustee (3)
Herbert C. Klein                               62,332                       4.00%
  Trustee
Charles J. Dodge                                  500                       0.03%
  Trustee
Nicholas A. Laganella                           3,625                       0.23%
  Trustee
Ronald J. Artinian                            108,239                       6.94%
  Trustee (4)
Alan L. Aufzien                                 1,500                       0.09%
  Trustee
Officers and Trustees                         631,919                      40.5 %
As a Group (9 Persons)(5)
Other Beneficial Owners
  None

(1) Mr. Hekemian, individually, owns 5,095 shares. The balance of the shares are owned by members of Mr. Hekemian's family, by trusts for the benefit of Mr. Hekemian and his family members and by general partnerships in which Mr. Hekemian has an interest.

(2) Mr. Barney, individually, owns 40,981 shares. The remaining shares are held by members of Mr. Barney's family or by Mr. Barney as custodian for his children.

(3) Dr. Voskian, individually, owns 7,754 shares. The other shares are registered to members of his family, or are held by trusts for the benefit of the family members or by general partnerships in which Dr. Voskian has an interest.

(4) Mr. Artinian is the owner of 63,541 shares. The balance of the shares are held by family members or a trust for the benefit of Mr. Artinian and family members.

(5) No single person owns of record or beneficially five percent (5%) or more of the shares of beneficial interest of the Trust.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Hekemian & Co., Inc. serves as the managing agent for the Trust's properties and as a consultant to the Trust. Robert S. Hekemian serves as Chairman of the Board of Hekemian & Co., Inc. and is also a shareholder. Certain family members of Mr. Hekemian are officers of Hekemian holding the positions provisions set forth below:

                  Samuel Hekemian                 -- President
                  Robert S. Hekemian, Jr.         -- Executive Vice President
                  Bryan S. Hekemian               -- Vice President, Secretary
                  David B. Hekemian               -- Vice President, Treasurer
                  Serge Krikorian                 -- Vice President, Insurance

     Mr. Hekemian also serves on the Board of Directors of United Jersey Bank ("UJB"). UJB holds a first mortgage on the Trust's property located in Spring Lake Heights and holds a first mortgage on the Westwood Hills apartment complex. UJB also holds mortgage liens on all other Trust properties, except for the Westwood Plaza and Westridge Square Shopping Centers and the Trust's vacant unimproved lands, to secure the $20,000,000 Bank Credit Facility extended to the Trust. Finally, UJB provided mortgage financing in the principal sum of $10.5 million to Westwood Hills, L.L.C., a limited liability company, to fund a portion of the purchase price of that apartment complex. The Trust has a 40% interest in Westwood Hills and serves as the Managing Member.

     Hekemian & Co., received a fee of $850,000 in fiscal 1992 in connection with the purchase of Westridge Square and for other services performed from 1988 through 1992. In 1993, Hekemian & Co., was paid a brokerage commission of $63,125 in connection with the Trust's purchase of additional property located in Rockaway, New Jersey. In 1994, Hekemian & Co. received a brokerage commission of $500,000 from Westwood Hills, L.L.C. in connection with the purchase of the Westwood Hills apartment complex by Westwood Hills, L.L.C., a limited liability company in which the Trust has a 40% interest and for which the Trust serves as Managing Member. Hekemian & Co. will act as managing agent for the Westwood Hills project under a written management agreement with the Trust, as Managing Member.

     Various Trustees acquired interests as Limited Members of Westwood Hills, L.L.C., including Mr. Hekemian, Mr. Barney, Mr. Klein and Mr. Artinian. Member of the families of Trustees and trusts for the benefit of family members also purchased interests as Limited Members. The purchase price paid for such interests by the Trustees and related parties was the same, proportionately, as the purchase price paid by the Trust for its 40% interest. The Trust, together with Mr. Hekemian and his brother, Samuel, gave limited guarantees to UJB in connection with the $10.5 million mortgage loan provided by UJB to finance a portion of the purchase price. Messrs. Hekemian and the Trust, jointly and severally, thereby guaranteed repayment of the indebtedness to UJB up to the sum of $2 million. In addition, Messrs. Hekemian and the Trust have indemnified UJB, and held UJB harmless from, any losses or damages sustained by reason of: (i) any fraudulent misrepresentations by Westwood Hills, L.L.C., or its members;
(ii) the intentional waste of collateral for the mortgage; and (iii) any environmental liabilities, claims and expenses related to the property. Each of the Limited Members, including the Trustees who acquired interests in Westwood Hills, L.L.C., has agreed to indemnify Messrs. Hekemian and the Trust against, and hold them harmless from, any liabilities they may have as a result of their limited guaranty or the indemnity agreement, to the extent of the Limited Member's respective proportional interest in Westwood Hills.

     As a result of the investment made by the Trustees, counsel for the Trust advised the Board of Trustees to adopt, and the Board of Trustees did adopt, a revised Section 7.5 of the Declaration of Trust. Section 7.5, as originally framed, did not deal with the Trust's participation in a partnership, joint venture, limited liability company or other form of business entity or organization in which a Trustee has a direct or indirect interest. Pursuant to the revised Section 7.5, a Trustee with a direct or indirect interest in the business entity or organization in which the Trust proposes to invest or acquire an interest may vote on the resolution proposing the investment or acquisition of the interest. However, the Trustee is required to make prior disclosure to the other Trustees concerning the nature and extent of the Trustee's interest. In determining whether to proceed with the investment or acquisition, the Board of Trustees must consider various criteria designed to assure that the proposed transaction is fair and reasonable to the Trust. Moreover, the Board of Trustees must approve the transaction by a majority vote of all the Trustees present and voting, including a majority vote of all disinterested Trustees present and voting. The Board of Trustees approved the Westwood acquisition transaction, after full disclosure had been made concerning the interests of the Trustees who were acquiring individual interests and after independent counsel had reviewed and approved of the Operating Agreement for Westwood Hills.

     The law firm of Chapman, Henkoff, Kessler, Peduto & Saffer was retained by the Trust during fiscal year 1993 and 1994 to furnish legal services. Herbert C. Klein, a member of the predecessor law firm of Klein Chapman, and was a member of the Board of Trustees and former President during fiscal year 1992.

     The law firm of Wiss & Cooke was retained by the Registrant during fiscal year 1993 and 1994 to furnish legal services. William R. DeLorenzo, Jr., the Trust's Executive Secretary and Treasurer, is a principal of the law firm.

     Mr. Robert S. Hekemian is the brother-in-law of Dr. John A. Voskian. Mr. Donald A. Barney was formerly the brother-in-law of Mr. DeLorenzo. There are no family relationships between the other Trustees and/or Executive Officers.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material Federal income tax considerations regarding the Dividend Reinvestment and Share Purchase Plan is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS/HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM/HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE SHARES AND OF THE TRUST'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Trust

     General. The Trust has elected to be taxed as a REIT, under Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). The Trust believes it is organized in such a manner as to qualify for taxation as a REIT under the Code. The Trust intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to remain qualified.

     The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. It should be noted that the Code, rules, regulations and administrative and judicial interpretations are all subject to change (possibly on a retroactive basis). In the opinion of Chapman, Henkoff, Kessler, Peduto & Saffer, the Trust is organized in conformity with the requirements for qualification as a REIT, and its method of operation will enable it to meet the requirements for continued qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Trust as to factual matters. Such factual assumptions and representations are set forth below in this discussion of "Federal Income Tax Considerations." This opinion is based upon the factual representations of the Trust concerning its business and properties as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Trust's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Chapman, Henkoff, Kessler, Peduto & Saffer. Accordingly, no assurance can be given that the actual results of the Trust's operation for any particular taxable year will satisfy such requirements.

     So long as the Trust qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, the Trust will be subject to Federal income tax as follows: First, the Trust will be taxed at regular corporate  rates on any  undistributed  real  estate  investment  trust  taxable income, including undistributed net capital gains. Second, under certain circumstances, the Trust may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Trust has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business, or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Trust has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Trust should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Trust fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Trust's profitability. Sixth, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to an asset (a "Built-In Gain Asset") acquired by the Trust from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Trust is determined by reference to the basis of the asset in the hands of the C-corporation, if the Trust recognizes gain on the disposition of each asset during the ten year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Trust, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Trust's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate tax pursuant to the Internal Revenue Service ("IRS") regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Trust will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Section 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and
(6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

     The Trust has issued  sufficient  shares to allow it to satisfy  conditions
(5) and (6). In addition, the Declaration of Trust provides for restrictions regarding transfer of shares, which restrictions are intended to assist the Trust in continuing to satisfy the share ownership requirements described in (5) and (6) above.

     Income Tests. In order to maintain qualification as REIT, the Trust annually must satisfy three gross income requirements. First, at least 75% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property", and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or for any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Trust's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Trust will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages or receipts or sales. (If a REIT receives or accrues rent from a tenant that derives substantially all of its income with respect to the property from the subleasing of substantially all such property, and a portion of the tenant's sublease income would be treated as qualified rents if it were received by the REIT, then the amounts received or accrued by the REIT from the tenant will be treated as qualified rents to the same extent that the amounts so received or accrued are attributable to qualified rents received by the tenant). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of the 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). For purposes of this test, the holdings of certain family members are aggregated. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 10% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". Finally, for rents received to qualify as "rents from real property", the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Trust does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Trust derives no revenue.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on the fixed percentage or percentages of receipts or sales.

     Management, leasing and similar fees and other income from services do not count toward satisfaction of either the 95% or the 75% gross income tests.

     If the Trust fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions will be generally available if the Trust's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Trust attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Trust would be entitled to the benefit of these relief provisions. As discussed above in "Federal Income Tax Considerations - Taxation of the Trust - General", even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. The Trust, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Trust's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Trust, cash, cash items and government securities. Second, not more than 25% of the Trust's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Trust may not exceed 5% of the value of the Trust's total assets and the Trust may not own more than 10% of any one issuer's outstanding voting securities.

     Annual Distribution Requirements. The Trust, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if the Trust disposes of any Built-In Gain asset during its Recognition Period, the Trust will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Trust timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Trust does not distribute all of its net capital gain or distribute at least 95%, but less than 100%, of its "real estate investment trust taxable income", as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its Trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Trust intends to make timely distributions sufficient to satisfy this annual distribution requirement.

     It is possible that the Trust, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and the deduction of such expenses in arriving at taxable income of the Trust. The problem of inadequate cash to make required distributions could also occur as a result of the repayment in cash of principal amounts due on the Trust's outstanding debt, particularly in the case of a "balloon" repayments, or as a result of capital losses on short-term investments of working capital. In such events, in order to meet the 95% distribution requirement, the Trust may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to arrange for new equity financing, or to pay dividends in the form of taxable stock dividends, or to liquidate real estate assets to raise cash needed for divided payments to maintain REIT status.

     Under certain circumstances, the Trust may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividend" to stockholders in a later year, which may be included in the Trust's deduction for dividends paid for the earlier year. Thus, the Trust may be able to avoid being taxed on amounts distributed as deficiency dividends, however, the Trust will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Failure to Qualify. If the Trust fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Trust will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Trust fails to qualify will not be deductible by the Trust nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Trust will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Trust would be entitled to such statutory relief. Failure to qualify for even one year could result in the Trust incurring substantial indebtedness (to the extent that borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

Taxation of Shareholders

     Taxation of Taxable Domestic Stockholders. As long as the Trust qualifies as a REIT, distributions made to the Trust's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Trust's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held the stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of the stockholders shares they will be included in income as long-term capital gain (or short-term capital gain) if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by the Trust in November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Trust and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Trust during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Trust.

     In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Trust required to be treated by such stockholder as long-term capital gain.

     Taxation of Tax-Exempt Stockholders. In Revenue Ruling 66-106, 1966-1. C.B. 151, the IRS ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust did not constitute "unrelated business taxable income" ("UBTI"). Revenue rulings are interpretive in nature and subject to revocation or modification by the IRS. However, based upon Revenue Ruling 66-106 and the analysis therein, distributions by the Company to a stockholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

     Taxation of Foreign Stockholders. The rules governing United States Federal income taxation of nonresidential alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including say reporting requirements.

     Distributions by the Trust that are not attributable to gain from sales or exchanges by the Trust of United States real property interests and not designated by the Trust as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made our of current or accumulated earnings and profits of the Trust. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax ar graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). The Trust withholds United States income tax at the rate of 30% on the gross amount of any such dividends made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company certifying that the investment to which the distribution relates is effectively connected to a United State trade or business of such Non-U.S. Stockholder. Lower treaty rates applicable to dividend income may not necessarily apply to dividends from a REIT such s the Trust, however. Distributions in excess of current and accumulated earnings and profits of the Trust will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder otherwise is subject to tax on any gain from the sale or disposition of his shares in the Trust (as described below). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate applicable to dividends. However, amounts thus withheld are refundable it is subsequently determined that such distributions was, in fact, in excess of current and accumulated earnings and profits of the Trust.

     Distributions that are designated by the Trust at the time of distribution as capital gain dividends [other than those arising from the disposition of a United States real property interest) generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profit tax), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     For any year in which the Trust qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Trust of United States real property interest will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States trade or business. Non-U.S. Stockholders would thus be taxed at the same capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresidential alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. The Trust is required by applicable IRS regulations to withhold 34% of any distribution that could be designated to the Trust as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Trust is a "domestically-controlled REIT", defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Trust currently is a "domestically-controlled REIT" and anticipates continuing to be so classified, and therefore the sale of shares should not be subject to taxation under FIRPTA. In addition, FIRPTA does not apply to gain recognized upon a sale of shares of a class of the Trust's stock regularly traded on an established market by a Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Stockholder is a non residential alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to taxation under FIRPTA, the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and, in the case of foreign corporations, subject to the possible application of the 30% branch profits tax).

     Backup Withholding. The Trust will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Trust with his/her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the stockholder's income tax liability. In addition, the Trust may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See "-- Taxation of Foreign Stockholders."

Other Tax Consequences

     The Trust and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Trust and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Trust.

                  LIMITATIONS OF LIABILITY AND INDEMNIFICATION

     The Trustees and Officers of the Trust have a fiduciary relationship to the Trust's shareholders. Section 7.3 of the Declaration of Trust provides that no Trustee, officer or agent of the Trust shall be personally liable to the Trust, any shareholder, Trustee, officer or agent of the Trust "...on account of his own acts, neglects and defaults..." except for such acts, neglects or defaults as constitute "a willful breach of trust knowingly and intentionally committed in bad faith." Section 7.4 of the Declaration of Trust requires that the Trust indemnify its Trustees, officers, employees and agents against all liabilities and expenses, including amounts paid in satisfaction of judgments, or in compromise in the disposition of any action, suit or proceeding, whether civil or criminal, actual or threatened, in which such person is involved. The indemnity is subject to the condition that person sued, or threatened with suit, be then acting as a Trustee, officer, employee or agent of the Trust, or, thereafter, by reason of being or having been a Trustee, officer, employee or agent of the Trust. The indemnity is also subject to two limiting exceptions. First, no indemnification will be available to any person who has been adjudicated to have acted: (i) in bad faith; or (ii) with willful misconduct; or
(iii) with reckless disregard of his duties; or (iv) in a grossly negligent manner; or (v) not in good faith in the reasonable belief that his/her action was in the best interests of the Trust. Second, as to any matter disposed of by compromise, whether pursuant to a consent decree or otherwise, the Trust will not provide indemnification for the compromise payment or any expenses unless either: (i) the compromise shall be approved as being in the best interests of the Trust by a majority of the disinterested Trustees; or (ii) the Trust shall have received a written opinion of independent legal counsel to the effect that the Trustee, officer, employee or agent appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Trust. Such indemnification may be subject to certain limitations where claims under securities laws violations are involved. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Trustees and officers pursuant to the foregoing provisions or otherwise, the Trust has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

                                   LITIGATION

     Except as discussed below, no legal proceedings are pending against the Trust other than actions for damages for personal injuries which are covered by insurance.

     In connection with the construction of Interstate Highway Route 287, the State of New Jersey, by the Commissioner of the Department of Transportation, initiated condemnation proceedings in the Superior Court of New Jersey, Law Division. The State took possession of approximately 0.6 of an acre of the Trust's Franklin Lakes Shopping Center property in Franklin Lakes, New Jersey. Prior to the filing of the State's Complaint and the Declaration of Taking, the State had offered the Trust the sum of $82,000 as just compensation for the property actually taken for the highway project and as damages for the loss of value of the remainder of the property. The Trust rejected the State's offer. The State deposited the amount of the offer ($82,000) with the Court upon commencement of the case. In accordance with New Jersey statutory procedure, the Superior Court then appointed three (3) Condemnation Commissioners to fix the compensation to be paid to the Trust for the lands taken. While proceedings before the Commissioners were pending, the Trust was granted permission to withdraw the $82,000 deposit, with accumulated interest. Subsequently, the Trust received leave to withdraw an additional $58,000, with accumulated interest, which had also been deposited by the State. Following hearings, the Condemnation Commissioners rendered their Report on December 22, 1993. The Commissioners found and concluded that the total sum of $200,000 should be paid to the Trust as compensation. Both the Trust and the State appealed from the Commissioners' Report. Prior to the trial of the case in the Superior Court of New Jersey, on the appeals from the Commissioners' Report, the Trust and the State reached a settlement on October 17, 1994. Pursuant to the settlement, the State agreed to pay the Trust an additional $260,000 (for a total of $400,000) and to release a filed utility easement encumbering lands with eight (8) potential parking spaces. The Trust anticipates receiving payment during the first half of fiscal 1995. The Trust is responsible for the payment of fees for legal services rendered and disbursements incurred in connection with the condemnation proceedings. The amount of those fees has not yet been determined.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Shares offered by this Prospectus, will be passed on for the Trust by Chapman, Henkoff, Kessler, Peduto & Saffer, Roseland, New Jersey. In addition, the description of Federal income tax consequences contained in this Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Chapman, Henkoff, Kessler, Peduto & Saffer.

                                    EXPERTS

     The combined financial statements of the Trust and Westwood Hills, L.L.C., as of October 31, 1994 and 1993 and for the years ended October 31, 1994, 1993 and 1992 and the related schedules incorporated by reference in this Prospectus and in the Registration Statement have been audited by J.H. Cohn & Company, independent public accountants, as set forth in their report also incorporated by reference in this Prospectus and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The historical summaries of rental income and direct rental expenses of Westwood properties, A Residential Apartment Complex, Westwood, New Jersey for the years ended December 31, 1993 and 1992, incorporated by reference in this Prospectus and in the Registration Statement, have been audited by J.H. Cohn & Company, independent public accountants, as set forth in their report also incorporated by reference in this Prospectus and in the Registration Statement, and are incorporated in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distributions

         Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the Shares of beneficial interest offered hereby.

Securities and Exchange Commission Registration Fee....................  $ 5,948
Blue Sky Fees and Expenses (including fees of counsel).................    8,000
Legal Fees and Expenses................................................   15,000
Accounting Fee.........................................................    3,500
Printing Costs.........................................................   10,000
Transfer Agent and Registrant Fees Miscellaneous Expenses..............    2,500
                                                                         -------
         Total.........................................................  $44,948
                                                                         =======

Item 15.  Indemnification of Directors and Officers.

         Section 7.3 of the Declaration of Trust provides that no Trustee, officer or agent of the Trust shall be personally liable to the Trust, any shareholder, Trustee, officer or agent of the Trust "... on account of his own acts, neglects and defaults..." except for such acts, neglects or defaults as constitute a willful breach of trust knowingly and intentionally committed in bad faith. Section 7.4 of the Declaration of Trust requires that the Trust indemnify its Trustees, officers, employees and agents against all liabilities and expenses, including amounts paid in satisfaction of judgments, or in compromise in the disposition of any action, suit or proceeding, whether civil or criminal, actual or threatened, in which such person is involved. The indemnity is subject to the condition that person sued, or threatened with suit, be then acting as a Trustee, officer, employee or agent of the Trust, or, thereafter, by reason of being or having been a Trustee, officer, employee or agent of the Trust. The indemnity is also subject to two limiting exceptions. First, no indemnification will be available to any person who has been adjudicated to have acted: (i) in bad faith; or (ii) with willful misconduct; or
(iii) with reckless disregard of his duties; or (iv) in a grossly negligent manner; or (v) not in good faith in the reasonable belief that his/her action was in the best interest of the Trust. Second, as to any matter disposed of by compromise, whether pursuant to a consent decree or otherwise, the Trust will not provide indemnification for the compromise payment or any expenses unless either: (i) the compromise shall be approved as being in the best interests of the Trust by a majority of the disinterested Trustees; or (ii) the Trust shall have received a written opinion of independent legal counsel to the effect that the Trustee, officer, employee or agent appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Trust. Such indemnification may be subject to certain limitations where claims under securities laws violations are involved. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Trustees and officers pursuant to the foregoing provisions or otherwise, the Trust has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

         Indemnification under the provisions of the Declaration of Trust is not deemed exclusive of any rights, by indemnification or otherwise, to which a Trustee or officer may be entitled under a resolution of shareholders or Trustees, contract or otherwise.

Item 16.  Exhibits:

Exhibit No.          Description
- -----------          -----------
3.1               Amended and Restated Declaration
                  of Trust

3.2               Amendment #1 to the Amended and
                  Restated Declaration of Trust

5.1               Opinion of Chapman, Henkoff, Kessler,
                  Peduto & Saffer regarding legality of
                  securities being registered

8.1               Opinion of Chapman, Henkoff, Kessler,
                  Peduto & Saffer regarding tax
                  matters

10.1              Certificate of Formation of Westwood
                  Hills, L.L.C., dated May 3, 1994

10.2              Westwood Hills, L.L.C., Operating
                  Agreement dated as of May 31. 1994

10.3 Mortgage Note from Westwood Hill, L.L.C., to United Jersey Bank ($10.5 million) dated June 2, 1994)

10.4              Agreement of Guaranty #1 by Robert S.
                  Hekemian and Samuel Hekemian in favor
                  of United Jersey Bank, dated June 2, 1994
                  ($2 million)

10.5              Agreement of Guaranty #2 by First Real
                  Estate Investment Trust of New Jersey
                  in favor of United Jersey Bank, dated
                  June 2, 1994 ($2 million)

10.6              Credit Agreement between United Jersey
                  Bank and First Real Estate Investment
                  Trust of New Jersey ($20 million) dated
                  February 10, 1994

10.7              Revolving Credit Loan Note ($20 million to
                  United Jersey Bank) dated February 10,
                  1994

10.8 December 20, 1961 Management Agreement between the Registrant and Hekemian & Co., Inc. (formerly known as S. Hekemian & Co., Inc.), a copy of which was filed as Exhibit 10 with Registration Statement - 2-19609, which Exhibit is incorporated by reference

10.9              Amendment to Management Agreement dated May 8,
                  1963 which was filed as Exhibit 20 with
                  Registration Statement 2-48728, which Exhibit is hereby incorporated by reference

23.1              Consent of J.H. Cohn & Company

23.2              Consent of Chapman, Henkoff, Kessler,
                  Peduto & Saffer (included in Exhibits
                  5.1 and 6.1)
24.1              Power of Attorney (included in Page
                  II-4)

99.1              Dividend Reinvestment and Share Purchase
                  Plan

99.2              Specimen Enrollment Form

Item 17.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material  information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement: provided however, that paragraph 1(i) does not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by that paragraph is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona- fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That,  for  purposes  of  determining   any  liability   under  the
             Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack, State of New Jersey, on the 31st day of March, 1995.

                                              FIRST REAL ESTATE INVESTMENT TRUST
                                                        OF NEW JERSEY



                                          By:___________________________________
                                             ROBERT S. HEKEMIAN, SR.
                                             Chairman of the Board




                                          By:___________________________________
                                             WILLIAM R. DE LORENZO, JR.
                                             Executive Secretary and
                                             Treasurer